Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of October 23, 2016

among

AMERICAN MIDSTREAM PARTNERS, LP

AMERICAN MIDSTREAM GP, LLC

JP ENERGY PARTNERS LP

JP ENERGY GP II LLC

ARGO MERGER SUB, LLC

and

ARGO MERGER GP SUB, LLC

i

Section 8.10	Severability	47
Section 8.11	Interpretation	47
Section 8.12	Non-Recourse	48
Section 8.13	Definitions	48

INDEX OF DEFINED TERMS

Defined Term	Where used

Affiliate	Section 8.13
Affiliate Unit Consideration	Section 2.1(a)
Agreement	Preamble
AMID	Preamble
AMID Benefit Plans	Section 4.11(a)
AMID Charter Documents	Section 8.13
AMID Confidentiality Agreement	Section 5.6(a)
AMID Conflicts Committee	Recitals
AMID Disclosure Schedule	Article IV
AMID Entities	Preamble
AMID Equity Plans	Section 4.2(a)
AMID Expenses	Section 7.3(e)
AMID Financial Advisor	Section 4.16
AMID GP	Preamble
AMID GP Board	Recitals
AMID GP Charter Documents	Section 8.13
AMID GP Interest	Section 4.2(a)
AMID Incentive Distribution Right	Section 8.13
AMID Joint Ventures	Section 8.13
AMID Limited Partner	Section 8.13
AMID Material Adverse Effect	Section 4.1(a)
AMID Material Contract	Section 4.14(a)
AMID Merger Sub	Preamble
AMID Partnership Agreement	Section 8.13
AMID Partnership Agreement Amendment	Recitals
AMID Partnership Interest	Section 8.13
AMID Permits	Section 4.8(b)
AMID SEC Documents	Section 4.5(a)
AMID Series A Units	Section 4.2(a)
AMID Series C Units	Section 4.2(a)
AMID Subsidiary Documents	Section 4.1(d)
AMID Special Approval	Section 4.3(a)
AMID Unit	Section 8.13
AMID Unitholders	Section 8.13
Antitrust Laws	Section 8.13
ArcLight	Section 8.13
ArcLight Affiliate	Section 2.1(a)
ArcLight Voting Support Agreement	Recitals
Balance Sheet Date	Section 3.5(d)
Book-Entry Units	Section 2.1(e)
business day	Section 8.13
Certificate	Section 2.1(e)
Certificate of Merger	Section 1.3
Clayton Act	Section 8.13
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(j)
Common Unit	Section 8.13

Common Unitholders	Section 8.13
Contract	Section 3.3(b)
Converted AMID Phantom Unit Award	Section 2.3(a)
Covered Units	Section 8.13
Disguised Sale	Section 2.2(k)
Distribution Support and Expense Reimbursement Agreement	Section 8.13
DLLCA	Section 8.13
DRULPA	Section 8.13
Effective Time	Section 1.3
Environmental Law	Section 8.13
Environmental Permit	Section 8.13
ERISA	Section 3.11(a)
ERISA Affiliate	Section 8.13
Exchange Act	Section 3.4
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)
Existing Credit Facility	Section 5.2(a)(ii)
Federal Trade Commission Act	Section 8.13
GAAP	Section 8.13
Governmental Authority	Section 8.13
GP Merger	Recitals
GP Merger Agreement	Recitals
GP Sub	Preamble
GP Sub Common Units	Section 5.15(b)
Hazardous Substance	Section 8.13
HSR Act	Section 8.13
ICA	Section 3.21(b)
Indemnified Person	Section 5.8(a)
JPE	Preamble
JPE Adverse Recommendation Change	Section 5.3(a)
JPE Alternative Proposal	Section 7.3(a), Section 8.13
JPE Benefit Plans	Section 3.11(a)
JPE Board Recommendation	Section 5.1(b)
JPE Changed Circumstance	Section 8.13
JPE Charter Documents	Section 3.1(d)
JPE Disclosure Schedule	Article III
JPE Employee	Section 5.16(a)
JPE Entities	Preamble
JPE Equity Plans	Section 8.13
JPE Expense Reimbursement Agreement	Recitals
JPE Financial Advisor	Section 3.18
JPE General Partner Interest	Section 8.13
JPE GP	Preamble
JPE GP Board	Recitals
JPE GP Charter Documents	Section 8.13
JPE Incentive Distribution Right	Section 8.13
JPE Intellectual Property	Section 3.16
JPE Limited Partner	Section 8.13
JPE Limited Partner Interest	Section 8.13
JPE Material Adverse Effect	Section 3.1(a)
JPE Material Contract	Section 3.14(a)
JPE Names and Marks	Section 5.19(a)
JPE Partnership Agreement	Section 8.13
JPE Partnership Interest	Section 8.13
JPE Permits	Section 3.8(b)

v

JPE Recommendation Change Notice	Section 5.3(d)(ii)(A)
JPE Recommendation Change Notice Period	Section 5.3(d)(ii)(B)
JPE SEC Documents	Section 3.5(a)
JPE Security	Section 8.13
JPE Subsidiary Documents	Section 3.1(d)
JPE Superior Proposal	Section 8.13
JPE Superior Proposal Notice	Section 5.3(d)(i)(C)
JPE Superior Proposal Notice Period	Section 5.3(d)(i)(D)
JPE Termination Fee	Section 7.3(a)
JPE Unitholder	Section 8.13
JPE Unitholder Approval	Section 3.3(c)
JPE Unitholders Meeting	Section 5.1(b)
Knowledge	Section 8.13
Law	Section 3.8(a)
Laws	Section 3.8(a)
License Term	Section 5.19(a)
Liens	Section 3.1(c)
Management Voting Support Agreement	Recitals
Material Adverse Effect	Section 8.13
Maximum Amount	Section 5.8(c)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Multiemployer Plan	Section 8.13
NGA	Section 3.21(a)
NGPA	Section 3.21(a)
NYSE	Section 8.13
Outside Date	Section 7.1(b)(i)
Outstanding	Section 8.13
Payoff Letter	Section 5.17
Permit	Section 8.13
Person	Section 8.13
Phantom Unit	Section 8.13
Proceeding	Section 5.8(a)
Proxy Statement	Section 3.4
Public Unit Consideration	Section 2.1(a)
Registration Statement	Section 3.9
Representatives	Section 5.3(a)
Restraints	Section 6.1(c)
rights-of-way	Section 3.15(b)
Risk Management Policy	Section 8.13
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 8.13
Section 707 Consideration	Section 2.2(k)
Securities Act	Section 3.1(c)
Series A Unit	Section 8.13
Series C Unit	Section 8.13
Sherman Act	Section 8.13
Subordinated Unit	Section 8.13
Subordinated Unitholder	Section 8.13
Subsidiary	Section 8.13
Support Agreements	Recitals
Surviving Entity	Section 1.1
Surviving Entity Partnership Agreement	Section 1.5(b)
Tax	Section 8.13
Tax Return	Section 8.13
Taxes	Section 8.13

Transferee	Section 5.19
WARN Act	Section 3.12(b)
Willful Breach	Section 8.13

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2016 (this “Agreement”), is by and among JP Energy Partners LP, a Delaware limited partnership (“JPE”), JP Energy GP II LLC, a Delaware limited liability company and the general partner of JPE (“JPE GP” and together with JPE, the “JPE Entities”), American Midstream Partners, LP, a Delaware limited partnership (“AMID”), American Midstream GP, LLC, a Delaware limited liability company and the general partner of AMID (“AMID GP” and together with AMID, the “AMID Entities”), Argo Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of AMID (“AMID Merger Sub”), and Argo Merger GP Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of AMID (“GP Sub”). Each of JPE, JPE GP, AMID, AMID GP, AMID Merger Sub and GP Sub are referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Board of Directors of JPE GP (the “JPE GP Board”), by unanimous vote, at a meeting duly called and held, (a) approved this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), (b) directed that this Agreement be submitted to a vote of the JPE Limited Partners (as defined herein), and (c) resolved to recommend adoption of this Agreement by the JPE Limited Partners;

WHEREAS, the Conflicts Committee (the “AMID Conflicts Committee”) of the Board of Directors (the “AMID GP Board”) of AMID GP (a) determined that this Agreement, the Support Agreements (as defined herein) and the AMID Partnership Agreement Amendment (as defined herein) and the transactions contemplated hereby and thereby, including the Merger (as defined herein), are in the best interest of AMID, (b) approved this Agreement, the Support Agreements and the AMID Partnership Agreement Amendment and the transactions contemplated hereby and thereby, including the Merger (the foregoing constituting AMID Special Approval (as defined herein)), and (c) resolved to approve, and to recommend to the AMID GP Board the approval of, this Agreement, the Support Agreements and the AMID Partnership Agreement Amendment and the consummation of the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, upon the receipt of such approval and recommendation of the AMID Conflicts Committee, at a meeting duly called and held, the AMID GP Board unanimously approved this Agreement, the GP Merger Agreement (as defined herein), the Support Agreements and the AMID Partnership Agreement Amendment and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement and as a condition to the Parties’ willingness to enter into this Agreement, subject to the terms and conditions set forth herein, (a) certain affiliates of ArcLight, certain other entities and the AMID Entities entered into a voting support agreement (the “ArcLight Voting Support Agreement”) in connection with the Merger with respect to, among other things, voting their Covered Units (as defined herein) in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby, (b) certain Affiliates of AMID GP and the AMID Entities entered into a Distribution Support and Expense Reimbursement Agreement (the “Distribution Support and Expense Reimbursement Agreement”), (c) certain members of JPE management and the AMID Entities entered into a support agreement in connection with the Merger with respect to, among other things, voting their Covered Units in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby (the “Management Voting Support Agreement”) and (d) an ArcLight Affiliate and the JPE Entities entered into an Expense Reimbursement Agreement (the “JPE Expense Reimbursement Agreement” and together with the ArcLight Voting Support Agreement, the Distribution Support and Expense Reimbursement Agreement and the Management Voting Support Agreement, the “Support Agreements”);

WHEREAS, immediately prior to the Effective Time and as a condition to the Parties’ willingness to enter into this Agreement, AMID GP will execute and deliver an amendment to the AMID Partnership Agreement (the “AMID Partnership Agreement Amendment”), providing for, among other things, (A) a revision in the quarterly cash distribution rate on the outstanding AMID Series A Units (as defined herein) to the greater of (1) $0.4125 per unit per quarter and (2) the distribution paid per AMID Unit; and

WHEREAS, immediately prior to the Effective Time, JPE GP will merge with and into Argo GP Sub, LLC, a wholly owned subsidiary of AMID GP, with JPE GP as the surviving entity (the “GP Merger”), pursuant to an Agreement and Plan of Merger dated as of the date of this Agreement (the “GP Merger Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1                                    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, JPE shall be merged with AMID Merger Sub (the “Merger”), the separate limited liability company existence of AMID Merger Sub will cease, and JPE will continue its existence as a limited partnership under Delaware law as the surviving entity in the Merger and an indirect but economically wholly-owned Subsidiary of AMID (the “Surviving Entity”). In conjunction with the GP Merger, GP Sub will be admitted as the sole general partner of the Surviving Entity and JPE GP shall simultaneously cease to be the general partner of JPE.

Section 1.2                                    Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Locke Lord LLP, 600 Travis Street, Suite 2800, Houston, Texas 77002 at 9:00 A.M., local time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as JPE and AMID shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3                                    Effective Time. Subject to the provisions of this Agreement, at the Closing, a certificate of merger effecting the Merger, executed in accordance with the relevant provisions of the DRULPA and the DLLCA (the “Certificate of Merger”) to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by JPE and AMID in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4                                    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DRULPA and the DLLCA.

Section 1.5                                    Organizational Documents of the Surviving Entity.

(a)                                 At the Effective Time, the certificate of limited partnership of JPE as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.9.

(b)                                 At the Effective Time, by virtue of the Merger and without any action on the part of JPE GP, AMID GP, or their respective members (i) the JPE Partnership Agreement shall be amended and restated (the “Surviving Entity Partnership Agreement”), and, as so amended and restated, shall continue in effect until thereafter changed or amended as provided therein or by applicable Law, (ii) pursuant to the Surviving Entity Partnership Agreement, GP Sub shall be admitted as the sole general partner of the Surviving Entity and JPE GP shall simultaneously cease to be the general partner of JPE (iii) all limited partners of JPE immediately prior to the Merger shall simultaneously cease to be limited partners of JPE and (iv) GP Sub shall be bound by the Surviving Entity Partnership Agreement upon execution and delivery thereof by GP Sub.

ARTICLE II
EFFECT ON UNITS

Section 2.1                                    Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of JPE GP, JPE, AMID GP, AMID or the holder of any securities of JPE:

(a)                                 Conversion of Common Units. Subject to Section 2.1(c), Section 2.2(h) and Section 2.4, (i) each Common Unit and Subordinated Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.3 as of immediately prior to the Effective Time (other than Common Units and Subordinated Units held by an ArcLight Affiliate or GP Sub) shall be converted into the right to receive 0.5775 (the “Exchange Ratio”) AMID Units (the “Public Unit Consideration”), and (ii) each Common Unit and Subordinated Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.3 held by Lonestar Midstream Holdings, LLC, a Delaware limited liability company, JP Energy Development LP, a Delaware limited partnership, or their respective Affiliates (each, an “ArcLight Affiliate”), as of Closing shall be converted into the right to receive 0.5225 AMID Units (the “Affiliate Unit Consideration” and, together with the Public Unit Consideration, the “Merger Consideration”).  The GP Sub Common Units held by GP Sub will remain outstanding in the Surviving Entity and GP Sub will continue as a limited partner in the Surviving Entity.

(b)                                 Cancellation of JPE Incentive Distribution Rights and the JPE General Partner Interest. As of the Effective Time, the JPE Incentive Distribution Rights outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and no consideration will be delivered in exchange for such cancelled JPE Incentive Distribution Rights. Upon the consummation of the transactions contemplated by the GP Merger Agreement and the designation of GP Sub as the general partner of the Surviving Entity in accordance with Section 1.5(b), the JPE General Partner Interest shall cease to exist as provided for in the GP Merger Agreement.

(c)                                  Cancellation of JPE-Owned Units. Any JPE Securities that are owned immediately prior to the Effective Time by JPE or any Subsidiary of JPE shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled JPE Securities.

(d)                                 Conversion of the Membership Interests in Merger Sub. At the Merger Effective Time, by virtue of the Merger and without any action on the part of AMID, JPE or AMID Merger Sub, the membership interests in AMID Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into common units of JPE (as the Surviving Entity), representing 99.9% of the aggregate partnership interest (as defined in the DRULPA) of all limited partners in the Surviving Entity, and AMID and GP Sub shall be admitted as the only limited partners of the Surviving Entity.  At the Effective Time, the books and records of JPE (as the Surviving Entity) shall be revised to reflect the admission of AMID and GP Sub as the only limited partners of the Surviving Entity and the simultaneous withdrawal of all other JPE Limited Partners.

(e)                                  Certificates. As of the Effective Time, all Common Units and Subordinated Units converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or effective affidavits of loss in lieu thereof) (a “Certificate”) or evidence of units in book-entry form (“Book-Entry Units”) that immediately prior to the Effective Time represented any such Common Units or Subordinated Units shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any distributions to which such holder is entitled pursuant to Section 2.2(g) to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 2.2(c), without interest, and the right to be admitted as an AMID Limited Partner. AMID GP hereby consents to the admission (as an AMID Limited Partner) of each JPE Unitholder who is issued AMID Units in accordance with this Article II, upon the proper surrender of the Certificate or Book-Entry Unit representing Common Units or Subordinated Units. Upon such surrender of the Certificate or Book-Entry Unit and the recording of the name of such Person as a limited partner of AMID on the books and records of AMID, such Person shall automatically and effective as of the Effective Time be admitted as an AMID Limited Partner and be bound by the AMID Partnership Agreement as such. By its surrender of a Certificate or Book-Entry Unit, or by its acceptance of AMID Units, as applicable, a JPE Unitholder confirms its agreement to be bound by all of the terms and conditions of the AMID Partnership Agreement.

Section 2.2                                    Exchange of Certificates.

(a)                                 Exchange Agent. Prior to the Closing Date, AMID shall appoint an exchange agent reasonably acceptable to JPE (the “Exchange Agent”) for the purpose of exchanging Certificates or Book-Entry Units for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, AMID will send, or will cause the Exchange Agent to send, to each holder of record of Common Units and Subordinated Units as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), whose Common Units and Subordinated Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such forms as JPE and AMID may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates or Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration.

(b)                                 Deposit. At or prior to the Closing, AMID shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units and Subordinated Units an amount of AMID Units (which shall be in non-certificated book-entry form) issuable upon due surrender of the Certificates or Book-Entry Units pursuant to the provisions of this Article II. Following the Effective Time, AMID agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any distributions pursuant to Section 2.2(g), any AMID Units sufficient to pay any Merger Consideration and any that may be payable from time to time following the Effective Time. All cash or book-entry units representing AMID Units deposited with the Exchange Agent or representing AMID Units to be delivered pursuant to Section 2.2(h) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(c)                                  Exchange. Each holder of Common Units and Subordinated Units that have been converted into the right to receive the Merger Consideration upon surrender to the Exchange Agent of a Book-Entry Unit or a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and a Certificate and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (x) the number of AMID Units representing, in the aggregate, the whole number of AMID Units that such holder has the right to receive in accordance with the provisions of this Article II and/or (y) a check denominated in U.S. dollars in the amount of cash, if any, that such holder has the right to receive pursuant to this Article II. The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Book-Entry Unit or Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. Until so surrendered, each such Certificate or Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. The Merger Consideration paid upon surrender of Certificates or Book-Entry Units shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Units or Subordinated Units, as the case may be, formerly represented by such Certificates or Book-Entry Units.

(d)                                 Other Payees. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate or Book-Entry Unit shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Unit or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)                                  No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of JPE of transfers of Common Units. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units or Subordinated Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units or Subordinated Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are

presented to the Exchange Agent or AMID, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f)                                   Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Common Unitholders or Subordinated Unitholders 12 months after the Effective Time shall be returned to AMID, upon demand, and any such holder who has not exchanged such holder’s Common Units or Subordinated Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to AMID for delivery of the Merger Consideration as applicable, in respect of such holder’s Common Units or Subordinated Units. Notwithstanding the foregoing, AMID and JPE shall not be liable to any Common Unitholder or Subordinated Unitholders for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by Common Unitholders or Subordinated Unitholders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of AMID free and clear of any claims or interest of any Person previously entitled thereto.

(g)                                  Distributions. No distributions with respect to AMID Units issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the AMID Units, if any, issued in exchange therefor (i) at the time of such surrender, all distributions payable in respect of any such AMID Units with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such AMID Units with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of distributions in respect of AMID Units, all AMID Units to be issued pursuant to the Merger shall be entitled to distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h)                                 No Fractional Units. No certificates or scrip representing fractional AMID Units shall be issued upon the surrender for exchange of Certificates or Book-Entry Units. Notwithstanding any other provision of this Agreement, all fractional AMID Units that a holder of Common Units or Subordinated Units converted pursuant to the Merger would otherwise be entitled to receive as Merger Consideration (after taking into account all Certificates or Book-Entry Units delivered by such holder) will be aggregated and then, if a fractional AMID Unit results from that aggregation, be rounded up to the nearest whole AMID Unit.

(i)                                     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by AMID, the posting by such Person of a bond, in such reasonable amount as AMID may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units or Subordinated Units represented by such Certificate as contemplated by this Article II.

(j)                                    Withholding Taxes. AMID and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement to a Common Unitholder or Subordinated Unitholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in AMID Units). To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units or Subordinated Units, as applicable, in respect of whom such withholding was made. If withholding is taken in AMID Units, AMID and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Tax authority.

(k)                                 Tax Characterization of the Merger. JPE and AMID each acknowledges and agrees that for U.S. federal income Tax purposes and pursuant to the Merger (i) each holder of Common Units or Subordinated Units (other than Common Units or Subordinated Units held by the ArcLight Affiliates or GP Sub) will be deemed to contribute its Common Units or Subordinated Units to AMID in exchange for the Public Unit Consideration and the deemed assumption of each such JPE Unitholder’s share of the liabilities of JPE and (ii) each of the ArcLight Affiliates will be deemed to contribute the Common Units (other than GP Sub Common Units) or Subordinated Units it holds to AMID in exchange for the Affiliate Unit Consideration and the deemed assumption of the ArcLight Affiliates’ share of the liabilities of JPE.  AMID and JPE each acknowledges and agrees that for U.S. federal income Tax purposes such deemed transaction will qualify in part for nonrecognition of gain or loss pursuant to Section 721 of the Code and will be characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulation Section 1.707-3(a)(1) (the “Section 707 Consideration,” which, for the avoidance of doubt, includes any amount of liabilities other than certain “qualified liabilities” (within the meaning of Treasury Regulation Section 1.707-5(a)(6)) deemed to be assumed as part of the Merger) (such sale, a “Disguised Sale”). Each of JPE and AMID agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

Section 2.3                                    Treatment of Phantom Units and Equity Plans. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the JPE GP Board (or, if appropriate, any committee administering any JPE Equity Plans) will adopt resolutions, and JPE will take all other actions as may be necessary or required in accordance with applicable Law and each JPE Equity Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 2.3 to provide that:

(a)                                 Treatment of Phantom Units. Except as otherwise expressly provided in the terms of a particular award, each award of Phantom Units that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, cease to relate to or represent a right to receive Common Units and shall be converted, at the Effective Time, into the right to receive an award of phantom units relating to AMID Units (a “Converted AMID Phantom Unit Award”) on the same terms and conditions as were applicable to the corresponding award of Phantom Units, except that the number of AMID Units covered by each such Converted AMID Phantom Unit Award shall be equal to the number of Common Units subject to the corresponding award of Phantom Units multiplied by the Exchange Ratio. If a fractional AMID Unit results from such calculation, the total number of AMID Units covered by the applicable Converted AMID Phantom Unit Award shall be rounded up to the nearest whole AMID Unit.

(b)                                 Assumption of JPE Equity Plans. As of the Effective Time, AMID shall assume the obligations of JPE under the JPE Equity Plans and shall assume such plans for purposes of employing such plans to make grants of equity based awards on AMID Units following the Closing.

Section 2.4                                    Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding Common Units, Subordinated Units, or AMID Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of Common Units and Subordinated Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5                                    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE JPE ENTITIES

Except as disclosed in (a) the JPE SEC Documents filed with the SEC on or after October 1, 2014 and prior to the date of this Agreement (but excluding any disclosure contained in any such JPE SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading) or (b) the disclosure letter delivered by JPE to AMID (the “JPE Disclosure Schedule”) prior to the execution of this

Agreement (provided that (i) disclosure in any section of such JPE Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such JPE Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, a JPE Material Adverse Effect), the JPE Entities represent and warrant, jointly and severally, to the AMID Entities as follows:

Section 3.1                                    Organization, Standing and Power.

(a)                                 Each of JPE, JPE GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on JPE (a “JPE Material Adverse Effect”) .

(b)                                 Each of JPE, JPE GP and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a JPE Material Adverse Effect.

(c)                                  All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of JPE that are owned directly or indirectly by JPE have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). All such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by JPE.

(d)                                 JPE has made available to AMID correct and complete copies of its certificate of limited partnership and the JPE Partnership Agreement (the “JPE Charter Documents”), and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “JPE Subsidiary Documents”), in each case as amended to the date of this Agreement. All such JPE Charter Documents are in full force and effect and JPE is not in violation of any of their provisions.

Section 3.2                                    Capitalization.

(a)                                 As of the close of business on October 21, 2016, JPE has no JPE Partnership Interests or other partnership interests or equity interests issued and outstanding, other than: (i) 18,529,541 Common Units; (ii) 18,124,560 Subordinated Units; (iii) no Common Units or Subordinated Units held by JPE in its treasury; (iv)  the JPE Incentive Distribution Rights; (v) the JPE General Partner Interest; (vi)  1,097,754 Common Units reserved for issuance under the JPE Equity Plan; and (vii) 566,765 Common Units issuable upon the settlement of outstanding Phantom Units. All outstanding Common Units, Subordinated Units, the JPE Incentive Distribution Rights have been duly authorized and validly issued and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights. Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise permitted by Section 5.2(a), as of the date of this Agreement there are not, and, as of the Effective Time there will not be, any JPE Partnership Interests or other partnership interests, voting securities or other equity interests of JPE issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any JPE Partnership Interests or other partnership interests, voting securities or other equity interests of JPE, including any representing the right to purchase or otherwise receive any of the foregoing.

(b)                                 None of JPE or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of JPE. Except (i) as set forth in the JPE Charter Documents, as in effect as of the date of this Agreement, or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under JPE Equity Plan disclosed in Section 3.2(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of JPE or any of its Subsidiaries to repurchase, redeem or otherwise acquire any JPE Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any JPE Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests) of JPE or any of its Subsidiaries.

(c)                                  JPE GP is the sole general partner of JPE. JPE GP is the sole record and beneficial owner of the JPE General Partner Interest, and such JPE General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the JPE Partnership Agreement. JPE GP owns the JPE General Partner Interest free and clear of any Liens.

Section 3.3                                    Authority; Noncontravention; Voting Requirements.

(a)                                 Each of the JPE Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the JPE Unitholder Approval for the Merger. The execution, delivery and performance by the JPE Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized and approved by the JPE GP Board, which, at a meeting duly called and held, has, on behalf of JPE and JPE GP, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) resolved to submit the Agreement to a vote of the JPE Limited Partners and (iii) resolved to recommend adoption of this Agreement by the JPE Limited Partners. Except for obtaining the JPE Unitholder Approval for the adoption of this Agreement, and consummation of the transactions contemplated hereby, no other entity action on the part of the JPE Entities is necessary to authorize the execution, delivery and performance by the JPE Entities of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The members of JPE GP have unanimously approved the adoption of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the JPE Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of each of the JPE Entities, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding or at law or in equity).

(b)                                 Neither the execution and delivery of this Agreement by the JPE Entities nor the consummation by the JPE Entities of the transactions contemplated hereby, nor compliance by the JPE Entities with any of the terms or provisions of this Agreement, will (i) assuming that the JPE Unitholder Approval is obtained, conflict with or violate any provision of the JPE Charter Documents, the JPE GP Charter Documents or any of the JPE Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the JPE Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to JPE or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, JPE or any of its Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement (including any Material Contract), instrument or obligation (each, a “Contract”) or JPE Permit (including any Environmental Permit) to which JPE or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of JPE or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a JPE Material Adverse Effect.

(c)                                  The affirmative vote or consent of the holders of (i) at least a majority of the Outstanding Common Units (excluding Common Units owned by JPE GP or its Affiliates), as required by the JPE Partnership Agreement, and (ii) at least a majority of the Outstanding Subordinated Units, voting as a class, at the JPE Unitholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the transactions contemplated hereby (the “JPE Unitholder Approval”) is the only vote or approval of the holders of any class or series of JPE Partnership Interests or other partnership interests, equity interests or capital stock of JPE or any of its Subsidiaries which is necessary to adopt this Agreement and the transactions contemplated hereby.

Section 3.4                                    Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act, including the filing of a joint proxy statement with the SEC in connection with the Merger (the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by JPE and JPE GP and the consummation by JPE and JPE GP of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a JPE Material Adverse Effect.

Section 3.5                                    JPE SEC Documents; Undisclosed Liabilities.

(a)                                 JPE and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since October 1, 2014 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “JPE SEC Documents”). The JPE SEC Documents, as of their respective effective dates (in the case of the JPE SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other JPE SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such JPE SEC Documents, and none of the JPE SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the JPE SEC Documents. To the Knowledge of JPE, none of the JPE SEC Documents is the subject of ongoing SEC review or investigation.

(b)                                 The consolidated financial statements of JPE included in the JPE SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of JPE and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to JPE and its consolidated Subsidiaries, taken as a whole).

(c)                                  JPE has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to JPE, including its consolidated Subsidiaries, required to be disclosed by JPE in the reports that it files or submits under the Exchange Act is accumulated and communicated to JPE’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by JPE in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. JPE’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to JPE’s auditors and the audit committee of the JPE GP Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect JPE’s ability to record, process, summarize and report financial data and have identified for JPE’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in JPE’s internal controls. The principal executive officer and the principal financial officer of JPE have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the JPE SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of JPE has completed its assessment of the effectiveness of JPE’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. To the Knowledge of JPE, as of the date of this Agreement there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Except (i) as reflected or otherwise reserved against on the balance sheet of JPE and its Subsidiaries as of June 30, 2016 (the “Balance Sheet Date”) (including the notes thereto) included in the JPE SEC Documents filed by JPE and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither JPE nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of JPE prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a JPE Material Adverse Effect.

(e)                                  Neither JPE nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among JPE and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, JPE in JPE’s published financial statements or any JPE SEC Documents.

Section 3.6                                    Absence of Certain Changes or Events.

(a)                                 Since the Balance Sheet Date, there has not been a JPE Material Adverse Effect.

(b)                                 Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, JPE and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither JPE nor any of its Subsidiaries has taken any action described in Section 5.2(a) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of AMID, would violate such provision.

Section 3.7                                    Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of JPE, threatened) by any Governmental Authority with respect to JPE or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of JPE, threatened) against JPE or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against JPE or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, a JPE Material Adverse Effect.

Section 3.8                                    Compliance with Laws; Permits.

(a)                                 JPE and its Subsidiaries are, and since the later of December 31, 2013 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a JPE Material Adverse Effect.

(b)                                 JPE and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for JPE and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “JPE Permits”), except where the failure to have any of the JPE Permits would not have, individually or in the aggregate, a JPE Material Adverse Effect. All JPE Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a JPE Material Adverse Effect. No suspension or cancellation of any of the JPE Permits is pending or, to the Knowledge of JPE, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a JPE Material Adverse Effect. JPE and its Subsidiaries are not, and since December 31, 2013 have not been, in violation or breach of, or default under, any JPE Permit, except where such violation, breach or default would not have, individually or in the aggregate, a JPE Material Adverse Effect. As of the date of this Agreement, to the Knowledge of JPE, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of JPE or any of its Subsidiaries under, any JPE Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any JPE Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a JPE Material Adverse Effect.

(c)                                  Without limiting the generality of Section 3.8(a), JPE, each of its Subsidiaries, and, to the Knowledge of JPE, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to JPE or its Subsidiaries; (ii) has not, to the Knowledge of JPE, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of JPE, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a JPE Material Adverse Effect.

Section 3.9                                    Information Supplied. Subject to the accuracy of the representations and warranties of AMID set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of JPE specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by AMID in connection with the issuance of AMID Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to JPE Unitholders, and at the time of the JPE Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, JPE makes no representation or warranty with respect to information supplied by or on behalf of AMID for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.10                             Tax Matters. Except as would not, individually or in the aggregate, result in material liability to JPE or any of its unitholders or Subsidiaries, (i) all Tax Returns that were required to be filed by or with respect to JPE GP, JPE or any of their Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included, (iii) all Taxes owed by JPE GP, JPE or any of their Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to JPE GP, JPE or any of their Subsidiaries have been satisfied in full in all respects, (v) there are no Liens on any of the assets of JPE GP, JPE or any of their Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of JPE GP, JPE or any of their Subsidiaries, (vii) there is no written claim against JPE GP, JPE or any of their Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to JPE GP, JPE or any of their Subsidiaries, (viii) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to JPE GP, JPE or any of their Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of JPE GP, JPE or any of their Subsidiaries, nor has any such extension waiver or agreement been requested, (ix) none of JPE GP, JPE or any of their Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) none of JPE GP, JPE or any of their Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by JPE GP, JPE or any of their Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) none of JPE GP, JPE or any of their Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than JPE GP, JPE or any of their Subsidiaries), as a transferee or successor, by contract, or otherwise, (xii) no written claim has been made by any Tax authority in a jurisdiction where any of JPE GP, JPE or any of their Subsidiaries does not currently file a Tax Return that any of JPE GP, JPE or any of their Subsidiaries is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing, (xiii) none of JPE GP, JPE or any of their Subsidiaries has entered into any agreement or arrangement with any Tax authority that requires any of JPE GP, JPE or any of their Subsidiaries to take any action or refrain from taking any action with respect to Taxes, (xiv) none of JPE GP, JPE or any of their Subsidiaries is a “foreign person” within the meaning of Section 1445 of the Code, (xv) none of JPE GP, JPE or any of their Subsidiaries, for any taxable year not closed by the applicable statute of limitations, has entered into a transaction that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (xvi) none of JPE GP, JPE or any of their Subsidiaries has agreed to or could be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date or election under Section 108(i) of the Code, (xvii) JPE GP, JPE and each of their Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (xviii) each of JPE GP and JPE is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, and (xix) at least 90% of the gross income of JPE for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 3.11                             Employee Benefits.

(a)                                 Section 3.11(a) of the JPE Disclosure Schedule lists all material JPE Benefit Plans. “JPE Benefit Plans” means (i) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, or termination, in each case of clauses (i) and (ii) that are sponsored, maintained, contributed to or required to be contributed to by JPE or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of JPE or its Subsidiaries.

(b)                                 Except as would not, individually or in the aggregate, result in material  liability to JPE or any of its Subsidiaries, (i) none of JPE, any of its Subsidiaries, or any of their respective ERISA Affiliates contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan and none of JPE, any of its Subsidiaries, or any of their respective ERISA Affiliates has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other current or contingent liability with respect to any Multiemployer Plan, and (ii) none of JPE, any of its Subsidiaries, or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any current or contingent liability with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(c)                                  Except as would not, individually or in the aggregate, result in material  liability to JPE or any of its Subsidiaries, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of JPE, threatened (i) with respect to any JPE Benefit Plan other than claims for benefits in the ordinary course, (ii) alleging any breach of the terms of any JPE Benefit Plan or any fiduciary duties with respect thereto or (iii) with respect to any violation of any applicable Law with respect to such JPE Benefit Plan.

(d)                                 Each JPE Benefit Plan has been maintained, funded and administered in material compliance with its terms and with applicable Law, including ERISA and the Code.

(e)                                  With respect to any JPE Benefit Plan, all material contributions, premiums and other payments due from any of JPE or its Subsidiaries required by Law or any JPE Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(f)                                   The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of JPE, JPE GP or any of their respective Subsidiaries to any severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due any such employee, consultant or officer, (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 3.12                             Labor Matters.

(a)                                 None of the employees of JPE, JPE GP or any of their respective Subsidiaries is represented in his or her capacity as an employee of JPE, JPE GP or such Subsidiary by any labor organization. None of JPE, JPE GP or any such Subsidiary has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of JPE, JPE GP or any of their respective Subsidiaries, nor has JPE, JPE GP or any such Subsidiary entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees of JPE, JPE GP or any of their respective Subsidiaries.

(b)                                 Except for such matters which would not, individually or in the aggregate, have a JPE Material Adverse Effect, none of JPE, JPE GP or any of their respective Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of JPE, JPE GP or any of their respective Subsidiaries with respect to such matters and, to the Knowledge of JPE and JPE GP, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, a JPE Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of JPE, JPE GP or any of their respective Subsidiaries, (ii) to the Knowledge of JPE and JPE GP, there is no (and has not been during the two-year period preceding the date of this Agreement) union organizing effort pending or threatened against JPE, JPE GP or any of their respective Subsidiaries, (iii) there is no (and has not been during the two-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of JPE or JPE GP, threatened against JPE,

JPE GP or any of their respective Subsidiaries and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of JPE or JPE GP, threatened with respect to any employees of JPE, JPE GP or any of their respective Subsidiaries. None of JPE, JPE GP or any of their respective Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1988 (the “WARN Act”) as a result of any action taken by JPE, JPE GP or any of their respective Subsidiaries that would have, individually or in the aggregate, a JPE Material Adverse Effect. Except for such non-compliance which would not have, individually or in the aggregate, a JPE Material Adverse Effect, JPE, JPE GP and each of their respective Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 3.13                             Environmental Matters.  Except as would not, individually or in the aggregate, have a JPE Material Adverse Effect, (i) each of JPE and its Subsidiaries is, and since the later of December 31, 2013, and their respective dates of organization or formation, has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, (ii) there has been no release of any Hazardous Substance by JPE or any of its Subsidiaries, or to the Knowledge of JPE, any other Person in any manner that would reasonably be expected to give rise to JPE or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of JPE, threatened against JPE or any of its Subsidiaries or involving any real property currently or, to the Knowledge of JPE, formerly owned, operated or leased by or for JPE or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (iv) to JPE’s Knowledge, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by JPE or any of its Subsidiaries or as a result of any operations or activities of JPE or any of its Subsidiaries.

Section 3.14                             Contracts.

(a)                                 Section 3.14(a) of the JPE Disclosure Schedule contains a true and complete listing of the each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (which term, for purposes of this Section 3.14, shall not include any JPE Benefit Plan) to which any of JPE or its Subsidiaries is a party in effect on the date of this Agreement (each Contract that is described in this Section 3.14(a) being an “JPE Material Contract”).

(b)                                 (i) Each JPE Material Contract is valid and binding on JPE and its Subsidiaries, as applicable, and is in full force and effect; (ii) to JPE’s Knowledge, each JPE Material Contract will continue to be valid and binding on JPE and any of its Subsidiaries, as applicable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) JPE and each of its Subsidiaries has performed in all material respects performed all obligations required to be performed by it to date under each JPE Material Contract; (iv) neither JPE nor any of its Subsidiaries has received written notice of, or to the Knowledge of JPE, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of JPE or any of its Subsidiaries under any such JPE Material Contract; and (v) to the Knowledge of JPE, as of the date of this Agreement no other party to any JPE Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default by any such other party thereunder.

Section 3.15                             Property.

(a)                                 JPE or a Subsidiary of JPE owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, a JPE Material Adverse Effect, all leases under which JPE or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against JPE or any of its

Subsidiaries and, to the Knowledge of JPE, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by JPE or any of its Subsidiaries or, to the Knowledge of JPE, the counterparties thereto, or, to the Knowledge of JPE, any event which, with notice or lapse of time or both, would become a material default by JPE or any of its Subsidiaries, or, to the Knowledge of JPE, the counterparties thereto.

(b)                                 JPE and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a JPE Material Adverse Effect.  Except as would not, individually or in the aggregate, have a JPE Material Adverse Effect, each of JPE and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 3.16                             Intellectual Property.  Either JPE or a Subsidiary of JPE owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “JPE Intellectual Property”) used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, a JPE Material Adverse Effect, (i) there are no pending or, to the Knowledge of JPE, threatened claims by any Person alleging infringement or misappropriation by JPE or any of its Subsidiaries of such Person’s intellectual property, (ii) to the Knowledge of JPE, the conduct of the business of JPE and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither JPE nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the JPE Intellectual Property, and (iv) to the Knowledge of JPE, no Person is infringing or misappropriating any JPE Intellectual Property.

Section 3.17                             Insurance. JPE and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate. Section 3.17 of the JPE Disclosure Schedule lists the annual premiums paid by JPE for directors and officers liability insurance policies.  None of JPE or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.18                             Opinion of Financial Advisor. The JPE GP Board has received the opinion of BMO Capital Markets Corp. (the “JPE Financial Advisor”), dated the date of the meeting of the JPE GP Board at which the JPE GP Board approved this Agreement, to the effect that, as of such date and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement was fair, from a financial point of view, to the Common Unitholders other than AMID, AMID GP, AMID Merger Sub, GP Sub, JPE GP and their respective affiliates, including the ArcLight Affiliates, and other direct or indirect investors in JPE GP and their respective affiliates.

Section 3.19                             Brokers and Other Advisors. Except for the JPE Financial Advisor, the fees and expenses of which will be paid by JPE, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of JPE or any of its Subsidiaries. JPE has heretofore made available to AMID a summary of any broker, finder or financial advisory fees payable by JPE to the JPE Financial Advisor in connection with the Merger, provided that other than the fees described in such summary, there is no other compensation payable, or any other obligations, to the JPE Financial Advisor in connection with the Merger or any other transaction on behalf of JPE and its Affiliates.

Section 3.20                             State Takeover Statutes. The action of the JPE GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the JPE Partnership Agreement. There is no unitholder rights plan in effect, to which JPE is a party or otherwise bound.

Section 3.21                             Regulatory Matters.

(a)                                 None of JPE or any of its Subsidiaries owns or operates facilities subject to the Federal Energy Regulatory Commission under the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”) or the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), and there are no proceedings pending, or to the Knowledge of JPE, threatened, alleging that JPE or any of its Subsidiaries is in material violation of the NGA, or the NGPA.

(b)                                 None of JPE or any of its Subsidiaries nor any of the services provided by JPE or any of its Subsidiaries are subject to regulation by the Federal Energy Regulatory Commission pursuant to the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (“ICA”), and there are no Proceedings pending, or to the Knowledge of JPE, threatened, alleging that JPE or any of its Subsidiaries is in material violation of the ICA.

Section 3.22                             No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the JPE Entities nor any other Person makes or has made any express or implied representation or warranty with respect to JPE GP, JPE or its Subsidiaries or with respect to any other information provided to the AMID Entities in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, none of the JPE Entities nor any other Person will have or be subject to any liability or other obligation to any of the AMID Entities or any other Person resulting from the distribution to any of the AMID Entities (including their Representatives), or any of the AMID entities’ (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the AMID Entities in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE AMID ENTITIES

Except as disclosed in (a) the AMID SEC Documents filed with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such AMID SEC Documents under the heading “Risk Factors” or “Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by AMID to JPE (the “AMID Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such AMID Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such AMID Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an AMID Material Adverse Effect), the AMID Entities represent and warrant, jointly and severally, to the JPE Entities as follows:

Section 4.1                                    Organization, Standing and Power.

(a)                                 Each of AMID, AMID GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on AMID (a “AMID Material Adverse Effect”).

(b)                                 Each of AMID, AMID GP and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an AMID Material Adverse Effect.

(c)                                  All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of AMID that are owned directly or indirectly by AMID have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all Liens. Except for the interests and shares of capital stock of the AMID Joint Ventures held by AMID’s joint venture partners, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by AMID.

(d)                                 AMID has made available to JPE correct and complete copies of the AMID Charter Documents and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “AMID Subsidiary Documents”), in each case as amended to the date of this Agreement. All such AMID Charter Documents are in full force and effect and AMID is not in violation of any of their provisions.

Section 4.2                                    Capitalization.

(a)                                 As of the close of business on September 30, 2016, the issued and outstanding limited partner interests and general partner interests of AMID consisted of (i) 31,194,626 AMID Units, (ii) 9,797,342 Series A Units representing limited partner interests in AMID (“AMID Series A Units”), (iii) 8,571,429 Series C Units representing limited partner interests in AMID (“AMID Series C Units”), (iv)  4,951,795 Common Units reserved for issuance under any AMID Equity Plans (v) the AMID Incentive Distribution Rights and (vi) the general partner interest in AMID (“AMID GP Interest”). Section 4.2(a) of the AMID Disclosure Schedule sets forth the number of AMID Units that were issuable pursuant to employee and director equity plans of AMID (“AMID Equity Plans”) as of September 30, 2016, including the number of AMID Units that were subject to outstanding awards under the AMID Equity Plans as of such date. All outstanding AMID Units, AMID Series A Units, AMID Series C Units and the AMID Incentive Distribution Rights have been duly authorized and validly issued and are fully paid, non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of pre-emptive rights.  Except (A) as set forth above in this Section 4.2(a), or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any limited partnership interests, voting securities or other equity interests of AMID issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any AMID Partnership Interests or other partnership interests, voting securities or other equity interests of AMID, including any representing the right to purchase or otherwise receive any of the foregoing.

(b)                                 None of AMID or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of AMID (other than, with respect to the AMID Joint Ventures, as set forth in the definitive agreements for such AMID Joint Ventures). Except (i) as set forth in the AMID Charter Documents, as in effect as of the date of this Agreement or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards outstanding as of the date of this Agreement, there are no outstanding obligations of AMID or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any limited partnership interests, shares of capital stock, voting securities or equity interests) of AMID or any of its Subsidiaries (other than, with respect to the AMID Joint Ventures, as set forth in the definitive agreements for such AMID Joint Ventures).

(c)                                  AMID GP is the sole general partner of AMID. AMID GP is the sole record and beneficial owner of the AMID GP Interest, and such AMID GP Interest has been duly authorized and validly issued in accordance with applicable Law and the AMID Partnership Agreement. AMID GP owns the AMID GP Interest free and clear of any Liens.

Section 4.3                                    Authority; Noncontravention; Voting Requirements.

(a)                                 Each of the AMID Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by the AMID Entities of this Agreement, the AMID Partnership Agreement Amendment and the Support Agreements and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the AMID Entities.  At a meeting duly called and held, the AMID Conflicts Committee (i) determined that this Agreement, the Support Agreements and the AMID Partnership Agreement Amendment and the transactions contemplated hereby and thereby, including the Merger, are in the best interest of AMID, (ii) approved this Agreement, the Support Agreements and the AMID Partnership Agreement Amendment, and the transactions contemplated hereby and thereby, including the Merger (the foregoing constituting “AMID Special Approval”), and (iii) resolved to recommend to the AMID GP Board the approval of this Agreement, the Support Agreements and the AMID Partnership Agreement Amendment, and the consummation of the transactions contemplated hereby and thereby, including the Merger.  Upon the receipt of the recommendation of the AMID Conflicts Committee, at a meeting duly called and held, the AMID GP Board unanimously approved this Agreement, the Support Agreements, the AMID Partnership Agreement Amendment and the GP Merger Agreement and the transactions contemplated hereby and thereby, including the Merger and the GP Merger, and no other entity action on the part of the AMID Entities is necessary to authorize the execution, delivery and performance by the AMID Entities of this Agreement, the Support Agreements, the AMID Partnership Agreement Amendment and the GP Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger and the GP Merger.  This Agreement, the Support Agreements and the GP Merger Agreement have been and the AMID Partnership Agreement Amendment will be, duly executed and delivered by the applicable AMID Entities and, assuming due authorization, execution and delivery of this Agreement, the Support Agreements and the GP Merger Agreement by the other parties hereto, this Agreement constitutes, and the AMID Partnership Agreement Amendment will constitute, a legal, valid and binding obligation of each of the applicable AMID Entities, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding or at law or in equity).

(b)                                 Neither the execution and delivery of each of this Agreement, the Distribution Support and Expense Reimbursement Agreement, the AMID Partnership Agreement Amendment and the GP Merger Agreement by the AMID Entities, nor the consummation by the AMID Entities of the transactions contemplated hereby and thereby, nor compliance by the AMID Entities with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the AMID Charter Documents, the AMID GP Charter Documents, or any of the AMID Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to AMID or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, AMID or any of its Subsidiaries under any of the terms, conditions or provisions of any Contract or AMID Permit (including any Environmental Permit) to which AMID or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of AMID or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an AMID Material Adverse Effect.

(c)                                  None of the AMID Entities or any of their respective Subsidiaries holds any limited partner interests, capital stock, voting securities or equity interests of JPE or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such limited partner interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such limited partner interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such limited partner interests, shares of capital stock, voting securities or equity interests.

Section 4.4                                    Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the Registration Statement and the Proxy Statement with the SEC, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by AMID and the consummation by AMID of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in an AMID Material Adverse Effect.

Section 4.5                                    AMID SEC Documents; Undisclosed Liabilities.

(a)                                 AMID and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2012 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “AMID SEC Documents”). The AMID SEC Documents, as of their respective effective dates (in the case of the AMID SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other AMID SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such AMID SEC Documents, and none of the AMID SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the AMID SEC Documents. To the Knowledge of AMID, none of the AMID SEC Documents is the subject of ongoing SEC review or investigation.

(b)                                 The consolidated financial statements of AMID included in the AMID SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of AMID and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to AMID and its consolidated Subsidiaries, taken as a whole).

(c)                                  AMID has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to AMID, including its consolidated Subsidiaries, required to be disclosed by AMID in the reports that it files or submits under the Exchange Act is accumulated and communicated to AMID’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by AMID in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. AMID’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to AMID’s auditors and the audit and risk committee of the AMID GP Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect AMID’s ability to record, process, summarize and report financial data and have identified for AMID’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in AMID’s internal controls. The principal executive officer and the principal financial officer of AMID have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the AMID SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of AMID has completed its assessment of the effectiveness of AMID’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. To the Knowledge of AMID, as of the date of this Agreement, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Except (i) as reflected or otherwise reserved against on the balance sheet of AMID and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the AMID SEC Documents filed by AMID and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither AMID nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of AMID prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, an AMID Material Adverse Effect.

(e)                                  Neither AMID nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among AMID and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, AMID in AMID’s published financial statements or any AMID SEC Documents.

Section 4.6                                    Absence of Certain Changes or Events.

(a)                                 Since the Balance Sheet Date, there has not been an AMID Material Adverse Effect.

(b)                                 Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, AMID and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither AMID nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of JPE, would violate such provisions.

Section 4.7                                    Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of AMID, threatened) by any Governmental Authority with respect to AMID or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of AMID, threatened) against AMID or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against AMID or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, an AMID Material Adverse Effect.

Section 4.8                                    Compliance with Laws; Permits.

(a)                                 AMID and its Subsidiaries are, and since the later of December 31, 2013 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, an AMID Material Adverse Effect.

(b)                                 AMID and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for AMID and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “AMID Permits”), except where the failure to have any of the AMID Permits would not have, individually or in the aggregate, an AMID Material Adverse Effect. All AMID Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an AMID Material Adverse Effect. No suspension or cancellation of any of AMID Permits is pending or, to the Knowledge of AMID, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, an AMID Material Adverse Effect. AMID and its Subsidiaries are not, and since December 31, 2013 have not been, in violation or breach of, or default under, any AMID Permit, except where such violation, breach or default would not have, individually or in the aggregate, an AMID Material Adverse Effect. As of the date of this Agreement, to the Knowledge of AMID, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of AMID or any of its Subsidiaries under, any AMID Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any AMID Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, an AMID Material Adverse Effect.

(c)                                  Without limiting the generality of Section 4.8(a), AMID, each of its Subsidiaries, and, to the Knowledge of AMID, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to AMID or its Subsidiaries; (ii) has not, to the Knowledge of AMID, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of AMID, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, an AMID Material Adverse Effect.

Section 4.9                                    Information Supplied. Subject to the accuracy of the representations and warranties of JPE set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of AMID specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to JPE Unitholders, and at the time of the JPE Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, AMID makes no representation or warranty with respect to information supplied by or on behalf of JPE for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10                             Tax Matters. Except as would not, individually or in the aggregate, result in material liability to AMID or any of its unitholders or Subsidiaries (i) all Tax Returns that were required to be filed by or with respect to AMID or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included, (iii) all Taxes owed by AMID or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to AMID or any of its Subsidiaries have been satisfied in full in all respects, (v) there are no Liens on any of the assets of AMID or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of AMID or any of its Subsidiaries, (vii) there is no written claim against AMID or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to AMID or any of its Subsidiaries, (viii) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to AMID or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to AMID or any of its Subsidiaries, (ix) none of AMID or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) none of AMID or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by AMID or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, nor has any such extension waiver or agreement been requested, (xi) none of AMID or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than AMID or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise, (xii) no written claim has been made by any Tax authority in a jurisdiction where any of AMID or any of its Subsidiaries does not currently file a Tax Return that any of AMID or any of its Subsidiaries is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing, (xiii) none of AMID or any of its Subsidiaries has entered into any agreement or arrangement with any Tax authority that requires any of AMID or any of its Subsidiaries to take any action or refrain from taking any action with respect to Taxes, (xiv) none of AMID or any of its Subsidiaries is a “foreign person” within the meaning of Section 1445 of the Code, (xv) none of AMID, or any of its Subsidiaries, for any taxable year not closed by the applicable statute of limitations, has entered into a transaction that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (xvi) none of AMID or any of its Subsidiaries has agreed to or could be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date or election under Section 108(i) of the Code, (xvii) AMID and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (xviii) AMID and each of its Subsidiaries (other than GP Sub, American Midstream Finance Corp., Blackwater Investments, Inc. and Blackwater Midstream Corp.) is properly classified as a partnership or a disregarded entity (as defined in Treasury Regulation Section 301.7701-3(a)) for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, and (xix) at least 90% of the gross income of AMID for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.11                             Employee Benefits.

(a)                                 Section 4.11(a) of the AMID Disclosure Schedule lists all material AMID Benefit Plans. “AMID Benefit Plans” means (i) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, or termination, in each case of clauses (i) and (ii) that are sponsored, maintained, contributed to or required to be contributed to by AMID or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of AMID or its Subsidiaries.

(b)                                 Except as would not, individually or in the aggregate, have an AMID Material Adverse Effect, (i) none of AMID, any of its Subsidiaries, or any of their respective ERISA Affiliates contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan and none of AMID, any of its Subsidiaries, or any of their respective ERISA Affiliates has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other current or contingent liability with respect to any Multiemployer Plan, and (ii) none of AMID, any of its Subsidiaries, or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any current or contingent liability with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(c)                                  Except for such claims which would not, individually or in the aggregate, have an AMID Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of AMID, threatened (i) with respect to any AMID Benefit Plan other than claims for benefits in the ordinary course, (ii) alleging any breach of the material terms of any AMID Benefit Plan or any fiduciary duties with respect thereto or (iii) with respect to any violation of any applicable Law with respect to such AMID Benefit Plan.

(d)                                 Each AMID Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not, individually or in the aggregate, have an AMID Material Adverse Effect.

(e)                                  Except as would not have, individually or in the aggregate, an AMID Material Adverse Effect, with respect to any AMID Benefit Plan, all contributions, premiums and other payments due from any of AMID or its Subsidiaries required by Law or any AMID Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of AMID, AMID GP or any of their respective Subsidiaries to any severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due any such employee, consultant or officer, (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 4.12                             Labor Matters.

(a)                                 Except as would not, individually or in the aggregate, have an AMID Material Adverse Effect, none of the employees of AMID, AMID GP or any of their respective Subsidiaries is represented in his or her capacity as an employee of AMID, AMID GP or such Subsidiary by any labor organization. None of AMID, AMID GP or any such Subsidiary has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of AMID, AMID GP or any of their respective Subsidiaries, nor has AMID, AMID GP or any such Subsidiary entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees of AMID, AMID GP or any of their respective Subsidiaries.

(b)                                 Except for such matters which would not, individually or in the aggregate, have an AMID Material Adverse Effect, none of AMID, AMID GP or any of their respective Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of AMID, AMID GP or any of their respective Subsidiaries with respect to such matters and, to the Knowledge of AMID and AMID GP, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, an AMID Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of AMID, AMID GP or any of their respective Subsidiaries, (ii) to the Knowledge of AMID and AMID GP, there is no (and has not been during the two-year period preceding the date of this Agreement) union organizing effort pending or threatened against AMID, AMID GP or any of their respective Subsidiaries, (iii) there is no (and has not been during the two-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of AMID or AMID GP, threatened against AMID, AMID GP or any of their respective Subsidiaries and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of AMID or AMID GP, threatened with respect to any employees of AMID, AMID GP or any of their respective Subsidiaries. None of AMID, AMID GP or any of their respective Subsidiaries has any liabilities under the WARN Act as a result of any action taken by AMID, AMID GP or any of their respective Subsidiaries that would have, individually or in the aggregate, an AMID Material Adverse Effect. Except for such non-compliance which would not have, individually or in the aggregate, an AMID Material Adverse Effect, AMID, AMID GP and each of their respective Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 4.13                             Environmental Matters. Except as would not, individually or in the aggregate, have an AMID Material Adverse Effect: (i) each of AMID and its Subsidiaries is, and, since December 31, 2013, has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, (ii) there has been no release of any Hazardous Substance by AMID or any of its Subsidiaries, or to the Knowledge of AMID, any other Person in any manner that would reasonably be expected to give rise to AMID or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of AMID, threatened against AMID or any of its Subsidiaries or involving any real property currently or, to the Knowledge of AMID, formerly owned, operated or leased by or for AMID or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (iv) to the Knowledge of AMID, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by AMID or any of its Subsidiaries or as a result of any operations or activities of AMID or any of its Subsidiaries.

Section 4.14                             Contracts.

(a)                                 Section 4.14(a) of the AMID Disclosure Schedule contains a true and complete listing of the each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (which term, for purposes of this Section 4.14, shall not include any AMID Benefit Plan) to which any of AMID or its Subsidiaries is a party in effect on the date of this Agreement (each Contract that is described in this Section 4.14(a) being an “AMID Material Contract”).

(b)                                 Except as would not have, individually or in the aggregate, an AMID Material Adverse Effect: (i) each AMID Material Contract is valid and binding on AMID and any of its Subsidiaries, as applicable, and is in full force and effect; (ii) each AMID Material Contract will continue to be valid and binding on AMID and any of its Subsidiaries, as applicable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) AMID and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each AMID Material Contract; (iv) neither AMID nor any of its Subsidiaries has received written notice of, or to the Knowledge of AMID, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of AMID or any of its Subsidiaries under any such AMID Material Contract; and (v) to the Knowledge of AMID, as of the date of this Agreement no other party to any AMID Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

Section 4.15                             Property.

(a)                                 Except as would not have, individually or in the aggregate, an AMID Material Adverse Effect, AMID or a Subsidiary of AMID owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, an AMID Material Adverse Effect, all leases under which AMID or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against AMID or any of its Subsidiaries and, to the Knowledge of AMID, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing material default by AMID or any of its Subsidiaries or, to the Knowledge of AMID, the counterparties thereto, or, to the Knowledge of AMID, any event which, with notice or lapse of time or both, would become a material default by AMID or any of its Subsidiaries, or, to the Knowledge of AMID, the counterparties thereto.

(b)                                 AMID and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have an AMID Material Adverse Effect. Except as would not, individually or in the aggregate, have an AMID Material Adverse Effect, each of AMID and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.16                             Opinion of Financial Advisor. The AMID Conflicts Committee has received the opinion of Simmons & Co. (the “AMID Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration to be paid by AMID is fair to AMID and the common unitholders of AMID (other than AMID GP and its Affiliates).

Section 4.17                             Brokers and Other Advisors. Except for the AMID Financial Advisor and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by AMID, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of AMID or any of its Subsidiaries.

Section 4.18                             State Takeover Statutes. The action of the AMID GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the AMID Partnership Agreement.

Section 4.19                             Regulatory Matters.

(a)                                 Except as set forth in Section 4.19(a) of the AMID Disclosure Schedule, none of AMID or any of its Subsidiaries owns or operates facilities subject to the NGA or the NGPA, and there are no proceedings pending, or to the Knowledge of AMID, threatened, alleging that AMID or any of its Subsidiaries is in material violation of the NGA, or the NGPA.

(b)                                 Except as set forth in Section 4.19(b) of the AMID Disclosure Schedule, none of AMID or any of its Subsidiaries nor any of the services provided by AMID or any of its Subsidiaries are subject to regulation by the Federal Energy Regulatory Commission pursuant to the ICA, and there are no Proceedings pending, or to the Knowledge of AMID, threatened, alleging that AMID or any of its Subsidiaries is in material violation of the ICA.

Section 4.20                             Financing.  In the event that AMID determines to pay the amount set forth in the Payoff Letter pursuant to Section 5.17, AMID shall have sufficient borrowing availability under AMID’s revolving credit facility to permit AMID to pay such amount in full on the Closing Date.

Section 4.21                             No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of the AMID Entities nor any other Person makes or has made any express or implied representation or warranty with respect to the AMID Entities or with respect to any other information provided to the JPE Entities in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, neither the AMID Entities nor any other Person will have or be subject to any liability or other obligation to the JPE Entities or any other Person resulting from the distribution to the JPE Entities (including their Representatives), or the JPE Entities’ (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the JPE Entities in any “data rooms” or management presentations in expectation of the Merger.

ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1                                    Preparation of the Registration Statement and the Proxy Statement; JPE Unitholders Meeting.

(a)                                 As soon as practicable following the date of this Agreement, JPE shall prepare and file with the SEC the Proxy Statement, and JPE and AMID shall prepare and AMID shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of JPE and AMID shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. JPE shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the JPE Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by AMID, and no filing of, or amendment or supplement to, the Proxy Statement will be made by JPE, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to JPE or AMID, or any of their respective Affiliates, directors or officers, is discovered by JPE or AMID that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the JPE Unitholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement and the Registration Statement, or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b)                                 JPE shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the JPE Unitholders (the “JPE Unitholders Meeting”) for the purpose of obtaining the JPE Unitholder Approval. Subject to Section 5.3, JPE shall, through the JPE GP Board, recommend to the JPE Unitholders adoption of this Agreement (the “JPE Board Recommendation”). Unless the JPE GP Board has effected a JPE Adverse Recommendation Change in accordance with Section 5.3, JPE shall use its reasonable best efforts to solicit from the JPE Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the JPE Unitholder Approval. The Proxy Statement shall include, subject to Section 5.3, the JPE Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to Section 5.3, JPE shall submit this Agreement for approval by the JPE Unitholders at such JPE Unitholders Meeting. Notwithstanding anything in this Agreement to the contrary, JPE may postpone or adjourn the JPE Unitholders Meeting (i) to solicit additional proxies for the purpose of obtaining the JPE Unitholder Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that JPE has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the JPE Unitholders prior to the JPE Unitholders Meeting and (iv) if JPE has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

Section 5.2                                    Conduct of Business.

(a)                                 Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the JPE Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any JPE Material Contract in effect as of the date of this Agreement (including the JPE Partnership Agreement) or (v) as agreed in writing by AMID (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, JPE shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material JPE Permits and all material insurance policies maintained by JPE and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all JPE Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the JPE Disclosure Schedule, (iii) as required by applicable Law, (iv) as required by any JPE Material Contract in effect as of the date of this Agreement (including the JPE Partnership Agreement) or (v) as agreed in writing by AMID (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, JPE shall not, and shall not permit any of its Subsidiaries to:

(i)                                     (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its JPE Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any JPE Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its JPE Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing, other than in connection with the vesting or settlement of any equity or equity-based award that is outstanding on the date of this Agreement or as set forth in Section 5.2(a)(i)(A) of the JPE Disclosure Schedule, in accordance with the terms thereof; (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, limited liability interests, shares of capital stock, voting securities or equity interests, except in connection with the settlement of or Tax withholding with respect to any Phantom Units that are outstanding on the date of this Agreement and in accordance with the terms thereof, (C) declare, set aside for payment or pay any distribution on any Common Units, Subordinated Units, other JPE Partnership Interests and Phantom Units, or otherwise make any payments to the JPE Unitholders in their capacity as such (other than (y) distributions by a direct or indirect Subsidiary of JPE to its parent, and (z) JPE’s regular quarterly distributions in an amount not to exceed $0.325 per Common, Subordinated and Phantom Unit), or (D) split, combine, subdivide or reclassify any Common Units or other JPE Partnership Interests;

(ii)                                  (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of JPE or any of its Subsidiaries, other than (w) borrowings under JPE’s Credit Agreement dated February 12, 2014 among JP Energy Partners LP, Bank of America, N.A. as administrative agent and swing line lender and an L/C issuer, the other lender parties thereto, as it may be amended, modified or supplemented from time to time (including to increase the aggregate lender commitments thereunder) (the “Existing Credit Facility”), or any replacement thereof, and (x) additional borrowings, in each case in this Section 5.2(a)(ii)(A)(x) not in excess of $1,000,000 in the aggregate (provided that except with respect to this clause (x), JPE and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby), (y) borrowings from JPE or any of its Subsidiaries by JPE or any of its Subsidiaries and (z) repayments of borrowings from JPE or any of its Subsidiaries by JPE or any of its Subsidiaries and guarantees by JPE or any of its Subsidiaries of indebtedness of JPE or any of its Subsidiaries, or (B) except as permitted pursuant to clause (A) above, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of JPE or any of its Subsidiaries (other than (x) revolving indebtedness, (y) borrowings from JPE or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii)                               sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) any of its properties or assets with a fair market value in excess of $250,000 individually or $1,000,000 in the aggregate, except, (w) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(a)(iii)(w) of the JPE Disclosure Schedule, correct and complete copies of which have been made available to AMID, (x) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (y) transactions (including sales of crude oil, natural gas, natural gas liquids and other produced hydrocarbons and minerals) in the ordinary course of business consistent with past practice or (z) sales, transfers, leases, farmouts or other disposals to JPE or any of its Subsidiaries;

(iv)                              make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $2,000,000 in the aggregate, except for (A) any capital expenditures approved by the JPE GP Board, (B) any capital expenditures set forth in Section 5.2(a)(iv) of the JPE Disclosure Schedule or (C) as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(v)                                 directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, except in a potential transaction described in Section 5.2(a)(v) of the JPE Disclosure Schedule;

(vi)                              make any loans or advances to any Person (other than (A) travel, relocation expenses and similar expenses or advances to its employees in the ordinary course of business consistent with past practice, (B) loans and advances to JPE or any of its Subsidiaries and (C) trade credit granted in the ordinary course of business consistent with past practice);

(vii)                           (A) except (x) for Contracts relating to indebtedness permitted under Section 5.2(a)(ii), (y) for commodity derivative instruments entered into in compliance with JPE’s Risk Management Policy and (z) as in the ordinary course of business consistent with past practice (provided, however, that this clause (z) shall not apply in respect of any non-competition agreement), (1) enter into any contract or agreement that would be a JPE Material Contract if in existence as of the date of this Agreement or (2) terminate or amend in any material respect any JPE Material Contract, or (B) (w) waive any material rights under any JPE Material Contract, (x) enter into or extend the term or scope of any JPE Material Contract that materially restricts JPE or any of its Subsidiaries from engaging in any line of business or in any geographic area, (y) enter into any JPE Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (z) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of JPE or any of its material Subsidiaries;

(viii)                        except as provided in Section 5.2(a)(viii) of the JPE Disclosure Schedule or in the ordinary course of business or as required by the terms, as of the date hereof, of any JPE Benefit Plan, (A) increase the compensation of any executive officer, (B) pay any bonus or incentive compensation, (C) grant any new equity or non-equity based compensation award, (D) enter into, establish, amend or terminate any JPE Benefit Plan or any other agreement or arrangement which would be a JPE Benefit Plan if it were in effect on the date of this Agreement, (E) accelerate the vesting or payment of any compensation or benefits under any JPE Benefit Plan or (F) fund any JPE Benefit Plan or trust relating thereto;

(ix)                              (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes, (D) file any material amended Tax Return, (E) enter into an arrangement with any Governmental Authority with respect to Taxes; (F) surrender any right to claim a refund for Taxes, (G) consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or (H) take any action or fail to take any action that would reasonably be expected to cause JPE or any of its Subsidiaries to be treated, for U.S. federal income Tax purposes, as a corporation;

(x)                                 make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi)                              amend the JPE Charter Documents;

(xii)                           adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of JPE);

(xiii)                        pay, discharge, settle or satisfy any suit, action, claims or proceeding, except in the ordinary course of business, provided that such actions do not result in the payment by JPE or its Subsidiaries of an amount in the aggregate in excess of $1,000,000, and do not include any equitable remedies or other restrictions binding on JPE beyond such cash settlement;

(xiv)                       take any action that would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the transactions contemplated hereby, in each case to a date after the Outside Date;

(xv)                          engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of JPE for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; or

(xvi)                       agree, in writing or otherwise, to take any of the foregoing actions.

(b)                                 Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the AMID Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any AMID Material Contract in effect as of the date of this Agreement or (v) as agreed in writing by JPE (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time AMID shall, and shall cause each of its Subsidiaries to: (w) conduct its business in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all AMID Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (z) use its commercially reasonable efforts to keep in full force and effect all material AMID Permits and all material insurance policies maintained by AMID, its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the AMID Disclosure Schedule, (iii) as required by applicable Law, (iv) as required by any AMID Material Contract in effect as of the date of this Agreement or (v) as agreed in writing by JPE (such consent shall not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement to the Effective Time, AMID shall not and shall not permit any of its Subsidiaries to:

(i)                                     (A) issue, sell, grant, or dispose of, accelerate the vesting of or modify, as applicable, any of its AMID Partnership Interests, limited partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its AMID Partnership Interests, limited partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its AMID Partnership Interests, limited partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of the foregoing; provided that (x) AMID may issue, deliver or sell any equity securities, or rights to acquire equity securities of AMID for cash or in connection with an acquisition, in an amount not to exceed $110,000,000 (based on the market price of the securities at the time of issuance) in the aggregate; (y) AMID may grant new awards under the AMID Equity Plans to employees and other service providers of AMID, AMID GP and their Affiliates in the ordinary course of business consistent with past practices, and may issue AMID Units upon the settlement of any equity awards which are outstanding on, or granted after, the date of this Agreement and in accordance with the terms thereof and (z) as set forth on Section 5.2(b)(i) of the AMID Disclosure Schedule; (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, other than (i) Tax withholding with respect to, any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof or (ii) in excess of $1,000,000 (based on the market price of the securities at the time of such transaction), in the aggregate; (C) except for (y) distributions by a direct or indirect Subsidiary of AMID to its parent or (z) AMID’s regular quarterly distributions and associated distributions to the AMID GP, declare, set aside for payment or pay any distribution on any AMID Units or other AMID Partnership Interests, or otherwise make any payments to the AMID Unitholders in their capacity as such; or (D) split, combine, subdivide or reclassify any of its limited partnership units or other interests;

(ii)                                  (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of AMID or any of its Subsidiaries, other than (v) borrowings under AMID’s Amended and Restated Credit Agreement dated as of September 5, 2014, by and among AMID, the guarantors party thereto, Bank of America, N.A. as administrative agent and the other lender parties thereto, as it may be amended, modified or supplemented from time to time (including to increase the aggregate lender commitments thereunder), or any replacement thereof, (w) additional borrowings, in each case in this Section 5.2(b)(ii)(A)(w) not in excess of $75,000,000 (provided that except with respect to this clause (w), AMID and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby), (x) refinancing, replacement or amendment of any indebtedness, (y) borrowings from AMID or any of its Subsidiaries by AMID or any of its Subsidiaries and (z) repayments of borrowings from AMID or any of its Subsidiaries by AMID or any of its Subsidiaries and guarantees by AMID or any of its Subsidiaries of indebtedness of AMID or any of its Subsidiaries, or (B) except as permitted pursuant to clause (A) above, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of AMID or any of its Subsidiaries (other than (x) revolving indebtedness, (y) borrowings from AMID or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii)                               sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) any of its properties or assets with a fair market value in excess of $500,000 individually or $2,000,000 in the aggregate, except, (w) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(b)(iii)(w) of the AMID Disclosure Schedule, correct and complete copies of which have been made available to JPE and other potential transactions listed on Section 5.2(b)(iii)(w) of the AMID Disclosure Schedule, (x) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (y) transactions (including sales of natural gas, natural gas liquids and other produced hydrocarbons and minerals) in the ordinary course of business consistent with past practice or (z) sales, transfers, leases, farmouts or other disposals to AMID or any of its Subsidiaries;

(iv)                              make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $4,000,000 in the aggregate, except for (A) any capital expenditures set forth in Section 5.2(a)(iv) of the AMID Disclosure Schedule, (B) any capital expenditures approved by the AMID GP Board or (C) as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(v)                                 (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes, (D) file any material amended Tax Return, (E) enter into an agreement with any Governmental Authority with respect to Taxes, (F) surrender any right to claim a refund for Taxes, or (G) take any action or fail to take any action that would reasonably be expected to cause AMID or any of its Subsidiaries to be treated, for U.S. federal income Tax purposes, as a corporation;

(vi)                              make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(vii)                           except for the AMID Partnership Agreement Amendment and otherwise in connection with the Merger, amend the AMID Charter Documents in any manner that would reasonably be expected to (A) prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement, or (B) adversely affect in a material way the rights of holders of its securities or the securities of any other party hereto;

(viii)                        adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of AMID) that would (A) prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of the transactions set forth in this Agreement or (B) adversely affect in a material way the rights of holders of the securities of any party hereto;

(ix)                              take any action that would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the transactions contemplated hereby, in each case to a date after the Outside Date;

(x)                                 engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of AMID for any calendar quarter between the date hereof and the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; or

(xi)                              agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3                                    No Solicitation.

(a)                                 JPE and JPE GP shall, and JPE shall cause its Subsidiaries and use reasonable best efforts to cause JPE’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a JPE Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of JPE or its Subsidiaries and immediately prohibit any access by any Person (other than AMID and its Representatives) to any physical or electronic data room relating to a possible JPE Alternative Proposal. Except as permitted by this Section 5.3, (x) JPE and JPE GP shall not, and JPE shall cause its Subsidiaries and use reasonable best efforts to cause its Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a JPE Alternative Proposal, (ii) grant approval to any Person under clause (iii) of the provision in the definition of “Outstanding” in the JPE Partnership Agreement, (iii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a JPE Alternative Proposal or (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to AMID, the JPE Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any JPE Alternative Proposal and (y) within ten business days of receipt of a written request of AMID following the receipt by JPE of any JPE Alternative Proposal, JPE shall publicly reconfirm the JPE Board Recommendation; provided that AMID shall not be permitted to make such request on more than one occasion in respect of each JPE Alternative Proposal and each material modification to a JPE Alternative Proposal, if any (the taking of any action described in clause (x)(iv) or the failure to take the action described in clause (y) being referred to as an “JPE Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by JPE’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by JPE unless such violation is committed without the Knowledge of JPE and JPE uses its reasonable best efforts to promptly cure such violation once JPE is made aware of such violation.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the JPE Unitholder Approval, (i) JPE has received a written JPE Alternative Proposal that the JPE GP Board believes is bona fide, (ii) the JPE GP Board, after consultation with JPE GP’s outside legal counsel and financial advisors, determines in good faith that such JPE Alternative Proposal constitutes or could reasonably be expected to lead to or result in a JPE Superior Proposal and, after consultation with JPE GP’s outside legal counsel, that failure to take such action would be inconsistent with its duties under the JPE Partnership Agreement or applicable Law and (iii) such JPE Alternative Proposal did not directly result from a material breach of this Section 5.3, then JPE may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to JPE and its Subsidiaries to the Person making such JPE Alternative Proposal and (B) participate in discussions or negotiations regarding such JPE Alternative Proposal; provided that (x) JPE will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless JPE has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the AMID Confidentiality Agreement are to AMID and (y) JPE will provide to AMID non-public information about JPE or its Subsidiaries that was not previously provided or made available to AMID prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c)                                  In addition to the other obligations of JPE set forth in this Section 5.3, JPE shall promptly advise AMID, orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, JPE in respect of any JPE Alternative Proposal, and shall, in any such notice to AMID, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep AMID reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and JPE shall promptly provide AMID with copies of any additional written materials received by JPE or that JPE has delivered to any third party making a JPE Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d)                                 Notwithstanding any other provision of this Agreement, at any time prior to obtaining the JPE Unitholder Approval, the JPE GP Board may effect a JPE Adverse Recommendation Change in response to a JPE Alternative Proposal or a JPE Changed Circumstance if the JPE GP Board, after consultation with JPE GP’s outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under the JPE Partnership Agreement or applicable Law and:

(i)                                     if the JPE GP Board intends to effect such JPE Adverse Recommendation Change in response to a JPE Alternative Proposal:

(A)                               such JPE Alternative Proposal is bona fide, in writing and has not been withdrawn or abandoned;

(B)                               the JPE GP Board has determined, after consultation with JPE GP’s outside legal counsel and financial advisors, that such JPE Alternative Proposal constitutes a JPE Superior Proposal;

(C)                               JPE has provided prior written notice to AMID in accordance with Section 8.9 (the “JPE Superior Proposal Notice”) of the JPE GP Board’s intention to effect a JPE Adverse Recommendation Change, and such JPE Superior Proposal Notice has specified the identity of the Person making such JPE Alternative Proposal, the material terms and conditions of such JPE Alternative Proposal, and complete copies of any written proposal or offers (including proposed agreements) received by JPE in connection with such JPE Alternative Proposal;

(D)                               during the period that commences on the date of delivery of the JPE Superior Proposal Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the third calendar day following the date of such delivery (the “JPE Superior

Proposal Notice Period”), JPE shall (1) negotiate with AMID in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the JPE GP Board not to effect a JPE Adverse Recommendation Change; and (2) keep AMID reasonably informed with respect to the status and changes in the material terms and conditions of such JPE Alternative Proposal or other change in circumstances related thereto; provided, however, that any material revisions to such JPE Alternative Proposal (it being agreed that any change in the purchase price in such JPE Alternative Proposal shall be deemed a material revision) shall require delivery of a subsequent JPE Superior Proposal Notice and a subsequent JPE Superior Proposal Notice Period in respect of such revised JPE Alternative Proposal, except that such subsequent JPE Superior Proposal Notice Period shall expire upon the later of (x) the end of the initial JPE Superior Proposal Notice Period and (y) 11:59 p.m. Central time on the date that is the second calendar day following the date of the delivery of such subsequent JPE Superior Proposal Notice; and

(E)                                the JPE GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by AMID and, at the end of the JPE Superior Proposal Notice Period, shall have determined in good faith that (i) such JPE Alternative Proposal continues to constitute a JPE Superior Proposal even if such revisions were to be given effect and (ii) failure to effect a JPE Adverse Recommendation Change would be inconsistent with its duties under the JPE Partnership Agreement or applicable Law even if such revisions were to be given effect; or

(ii)                                  if the JPE GP Board intends to effect such JPE Adverse Recommendation Change in response to a JPE Changed Circumstance:

(A)                               JPE has provided prior written notice to AMID in accordance with Section 8.9 (the “JPE Recommendation Change Notice”) of the JPE GP Board’s intention to effect a JPE Adverse Recommendation Change, and such JPE Recommendation Change Notice has specified the details of such JPE Changed Circumstance and the reasons for the JPE Adverse Recommendation Change;

(B)                               during the period that commences on the date of delivery of the JPE Recommendation Change Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “JPE Recommendation Change Notice Period”), JPE shall (i) negotiate with AMID in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the JPE GP Board not to effect a JPE Adverse Recommendation Change; and (ii) keep AMID reasonably informed of any change in circumstances related thereto; and

(C)                               the JPE GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by AMID and, at the end of the JPE Recommendation Change Notice Period, shall have determined in good faith that the failure to effect a JPE Adverse Recommendation Change would be inconsistent with its duties under the JPE Partnership Agreement or applicable Law even if such revisions were to be given effect.

(e)                                  Nothing contained in this Agreement shall prevent JPE or the JPE GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a JPE Alternative Proposal if the JPE GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided that any JPE Adverse Recommendation Change may only be made in accordance with Section 5.3(d). For the avoidance of doubt, a public statement that describes JPE’s receipt of a JPE Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a JPE Adverse Recommendation Change.

Section 5.4                                    Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the AMID Entities, on the one hand, and the JPE Entities, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties.

(b)                                 In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 business days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date); and (ii) JPE and AMID shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c)                                  Each of the parties hereto shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. AMID shall have the principal responsibility for devising and implementing the strategy for obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances, provided, however, that AMID shall consult in advance with JPE and in good faith take JPE’s views into account regarding the overall strategy. Subject to Section 5.6(b), the parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

(d)                                 AMID and JPE (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (x) resolve any objections that a Governmental Authority or other Person may assert under any

Antitrust Law with respect to the transactions contemplated hereby, and (y) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding the foregoing, this clause (d) shall not impose any requirement on AMID or JPE to dispose, transfer, or separate any assets or operations.

Section 5.5                                    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by AMID and JPE. Thereafter, neither JPE nor AMID shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that (a) JPE shall not be required by this Section 5.5 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a JPE Alternative Proposal that the JPE GP Board believes is bona fide and matters related thereto or a JPE Adverse Recommendation Change but nothing in this clause (a) shall limit any obligation of JPE under Section 5.3(d) to negotiate with AMID in good faith and; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by AMID or JPE in compliance with this Section 5.5.

Section 5.6                                    Access to Information; Confidentiality.

(a)                                 Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Each party shall furnish promptly to the other party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request (including information necessary to prepare the Proxy Statement). Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of September 15, 2016, between AMID and JPE (as it may be amended from time to time, the “AMID Confidentiality Agreement”), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.6 in confidence in accordance with the terms of the AMID Confidentiality Agreement.

(b)                                 This Section 5.6 shall not require either party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such party would reasonably be expected to result in (i) any violation of any contract or Law to which such party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party’s position in any pending or, what such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other party shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (x) notify the other party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c)                                  No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

Section 5.7                                    Notification of Certain Matters. JPE shall give prompt notice to AMID, and AMID shall give prompt notice to JPE, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to JPE or AMID, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8                                    Indemnification and Insurance.

(a)                                 For purposes of this Section 5.8, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of JPE, JPE GP or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with JPE) serving at the request of or on behalf of JPE, JPE GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b)                                 From and after the Effective Time, to the fullest extent that JPE, JPE GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, AMID, AMID GP and the Surviving Entity, jointly and severally, agree to honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the JPE Charter Documents and comparable governing instruments of JPE GP and any Subsidiary of JPE or JPE GP immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity and AMID GP shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of JPE, JPE GP and their respective Subsidiaries than are presently set forth in the JPE Charter Documents and comparable governing instruments of JPE GP (it being acknowledged and agreed that the provisions of the AMID Charter Documents and comparable governing instruments of JPE GP currently in effect are no less favorable with respect to indemnification, advancement of expenses and exculpation of such Persons than are presently in the JPE Charter Documents and comparable governing instruments of JPE GP). Any right of indemnification of an

Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c)                                  The Surviving Entity and AMID GP shall maintain in effect for six years from the Effective Time JPE’s and JPE GP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that, with the written consent of JPE GP obtained prior to the Effective Time, the Surviving Entity or AMID GP may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or AMID GP be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by JPE or JPE GP for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity or AMID GP would be required to expend more than the Maximum Amount, the Surviving Entity or AMID GP shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If JPE or JPE GP in its sole discretion elects, then, in lieu of the obligations of AMID and AMID GP under this Section 5.8(c), JPE or JPE GP may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that the cost of the “tail policy” shall be borne by the Surviving Entity or AMID GP and in no event shall the cost of such policy exceed six times the Maximum Amount.

(d)                                 The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of JPE, JPE GP, the Surviving Entity, AMID, AMID GP, the DRULPA or the DLLCA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity, AMID GP or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity or AMID GP, as the case may be, shall assume the obligations of the Surviving Entity and AMID GP set forth in this Section 5.8.

Section 5.9                                    Securityholder Litigation. JPE shall give AMID the opportunity to participate in the defense or settlement of any securityholder litigation against JPE and/or its officers and directors relating to the transactions contemplated hereby; provided that JPE shall in any event control such defense and/or settlement (subject to Section 5.2(a)(xiii)) and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.10                             Structuring Matters.

(a)                                 JPE shall, at the request of AMID, (i) call for prepayment or redemption, or prepay or redeem, (ii) attempt to renegotiate the terms of, (iii) commence an offer to purchase and/or consent solicitation or (iv) satisfy and discharge or defease any then-existing indebtedness for borrowed money of JPE; provided, however, that JPE shall not be obligated to make or cause to become effective any such action (nor shall JPE be required to incur any cost or liability in respect thereof) prior to the Effective Time. AMID shall prepare all necessary and appropriate documentation in connection with any action described above, and provide JPE with a reasonable opportunity to comment on such documents. AMID and JPE shall, and shall cause their respective Subsidiaries and Representatives to, reasonably cooperate with each other in the preparation of such documents.

(b)                                 To the extent requested by AMID, JPE shall cooperate with AMID with respect to, and use its reasonable best efforts to facilitate, possible alternative or supplemental structures for the acquisition of JPE and its Subsidiaries (including with respect to any financing with respect thereto); provided that such structures do not impede or delay the Closing of the transactions contemplated hereby or change the Merger Consideration or adversely affect JPE and its Subsidiaries, taken as a whole, should the Merger not occur.

(c)                                  JPE hereby consents to AMID’s use of and reliance on any audited or unaudited financial statements relating to JPE and its consolidated Subsidiaries, any entities or businesses acquired by JPE reasonably requested by AMID to be used in other activities of AMID, including the Registration Statement and any other filings that AMID desires or is required to make with the SEC. In addition, JPE will use commercially reasonable efforts, at AMID’s sole cost and expense, to obtain the consents of any auditor to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, JPE will provide such assistance (and will cause its Subsidiaries and its and their respective personnel and advisors to provide such assistance) as AMID may reasonably request in order to assist AMID in connection with any public offerings to be registered under the Securities Act or private offerings. Such assistance shall include, but not be limited to, the following: (i) providing such information, and making available such personnel as AMID may reasonably request; (ii) participation in, and assistance with, any marketing activities related to such financing; (iii) participation by senior management of the JPE in, and their assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iv) taking such actions as are reasonably requested by AMID or its financing sources to facilitate the satisfaction of all conditions precedent to obtaining such financing; and (v) taking such actions as may be required to permit any cash and marketable securities of the JPE or AMID to be made available to finance the transactions contemplated hereby at the Effective Time.

Section 5.11                             Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except AMID and JPE shall each bear and pay one-half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statement (other than the filing fee payable to the SEC in connection with the Registration Statement, which shall be borne solely by AMID).

Section 5.12                             Section 16 Matters. Prior to the Effective Time, AMID and JPE shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of AMID Units (including derivative securities with respect to AMID Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to JPE, or will become subject to such reporting requirements with respect to AMID, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13                             Listing. AMID shall cause the AMID Units to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 5.14                             Distributions. After the date of this Agreement until the Effective Time, each of AMID and JPE shall coordinate with the other regarding the declaration of any distributions in respect of AMID Units or Common Units, Subordinated Units and Phantom Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units, Subordinated Units or Phantom Units shall not receive, for any quarter, distributions both in respect of Common Units, Subordinated Units or Phantom Units and also distributions in respect of AMID Units that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units, Subordinated Units or Phantom Units or (ii) only distributions in respect of AMID Units that they receive in exchange therefor in the Merger.

Section 5.15                             Additional Transactions at Closing. Not later than one business day prior to the Effective Time:

(a)                                 AMID shall cause GP Sub to elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treas. Reg. §301.7701-3(c); and

(b)                                 AMID shall contribute sufficient cash to GP Sub to cause GP Sub to purchase from the ArcLight Affiliates, or the public markets, Common Units representing not less than 0.1% of all Outstanding JPE Limited Partner Interests (the “GP Sub Common Units”).

Section 5.16                             Employee Matters.

(a)                                 AMID shall use its commercially reasonable efforts to treat each employee of JPE, JPE GP or any of their respective Subsidiaries as of the Closing who continues employment with AMID, AMID GP or any of their respective Subsidiaries following the Closing (a “JPE Employee”), equally to similarly situated employees of AMID with respect to wages, salaries and other benefit plans and arrangements.  No provision of this Agreement shall be construed as a guarantee of continued employment of any JPE Employee and this Agreement shall not be construed so as to prohibit AMID, AMID GP or any of their respective Subsidiaries from having the right to terminate the employment of any JPE Employee, provided that any such termination is effected in accordance with applicable Law.

(b)                                 The provisions of this Section 5.16 are for the sole benefit of the parties hereto and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including any JPE Employee), other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Section 5.16.  Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement (including any AMID Benefit Plan or JPE Benefit Plan); (ii) shall alter or limit AMID or AMID GP’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement (including any AMID Benefit Plan or JPE Benefit Plan); or (iii) is intended to confer upon any JPE Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 5.17                             Payoff of Existing Credit Facility.  With respect to the Existing Credit Facility, at least three business days prior to the Closing Date, the JPE Parties shall provide to AMID a payoff letter (the “Payoff Letter”), which will provide the dollar amount of all indebtedness required to be paid under the Existing Credit Facility in order to fully pay off the Existing Credit Facility as of the Closing and to release all Liens thereunder upon such payment, executed by the applicable administrative agent for the lenders under the Existing Credit Facility on terms and conditions reasonably satisfactory to AMID GP, such terms to include either (i) the lender’s affirmative covenant to file all necessary UCC and Lien terminations within five business days following the Closing Date, or (ii) such lenders’ express authorization for the AMID Entities to have any such documents filed on the lenders’ behalf.  At AMID’s sole discretion, AMID shall either (a) obtain any required consents from the lenders to permit AMID to maintain the Existing Credit Facility at the Effective Time, provided, however, that any communications with the lenders under the Existing Credit Facility to obtain such consents shall be coordinated with JPE, or (b) pay in full at Closing such amount set forth in the Payoff Letter.

Section 5.18                             AMID Partnership Agreement Amendment.  AMID GP and AMID shall cause the AMID Partnership Agreement Amendment to become effective as of the Effective Time.

Section 5.19                             JPE Names and Marks.

(a)                                 Prior to the Effective Time, JPE shall transfer to JP Energy GP LLC, a Delaware limited liability company  (the “Transferee”), all rights in trademarks, service marks, trade names, trade dress, internet domain names, and other identifiers of source or goodwill containing, incorporating, or associated with “JP ENERGY PARTNERS” and “JP ENERGY” (the “JPE Names and Marks”). In connection with such transfer, the AMID Entities shall be granted an exclusive, worldwide, and fully paid license to use the JPE Names and Marks for a period of nine (9) months after the Effective Time (the “License Term”), during which time Transferee shall be prohibited from using any of the JPE Names and Marks. Upon the conclusion of the License Term, the AMID Entities shall use commercially reasonable efforts to remove or obliterate all JPE Names and Marks from all existing signage and stocks of signs, letterheads, invoice stock, advertisements and promotional materials, inventory and other documents and materials.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the AMID Entities shall have the right to: (i) keep records and other historical or archived documents containing or referencing the JPE Names and Marks, and (ii) refer to the historical fact that the business of JPE and its Subsidiaries was previously conducted under the JPE Names and Marks; provided, however, that with respect to any such reference, the AMID Entities shall not use the JPE Names and Marks to promote any products or services.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1                                    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 JPE Unitholder Approval. The JPE Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of limited partnership of JPE and the JPE Partnership Agreement;

(b)                                 Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired;

(c)                                  No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal;

(d)                                 Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(e)                                  Unit Listing. The AMID Units deliverable to the JPE Unitholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)                                   AMID Partnership Agreement Amendment. The AMID Partnership Agreement Amendment shall have been adopted, with such AMID Partnership Agreement Amendment to be effective as of the Effective Time.

(g)                                  Tax Opinions.

(i)                                     AMID shall have received an opinion of Holland & Hart, LLP, counsel to AMID, dated as of the Closing Date to the effect that, as of the Closing Date, AMID is classified as a partnership for U.S. federal income tax purposes. In rendering such opinions, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the AMID Entities and JPE and any of their respective affiliates as to such matters as such counsel may reasonably request.

(ii)                                  JPE shall have received opinions of Latham & Watkins LLP, counsel to JPE, dated as of the Closing Date to the effect that, as of the Closing Date, JPE is classified as a partnership for U.S. federal income tax purposes.  In rendering such opinions, Latham & Watkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of the AMID Entities and JPE Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

(h)                                 GP Merger. The GP Merger shall have become effective, and GP Sub shall have been duly admitted as the sole general partner of the Surviving Entity.

Section 6.2                                    Conditions to Obligations of AMID to Effect the Merger. The obligations of AMID to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. (i) The representations and warranties of JPE contained in Section 3.3(a), Section 3.3(c) and Section 3.6(a), shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of JPE contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of JPE set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “JPE Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a JPE Material Adverse Effect. AMID shall have received a certificate signed on behalf of JPE by an executive officer of JPE to such effect.

(b)                                 Performance of Obligations of the JPE Entities. The JPE Entities shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and AMID shall have received a certificate signed on behalf of JPE by an executive officer of JPE to such effect.

(c)                                  AMID shall have received an opinion of Locke Lord LLP, counsel to AMID, dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) no AMID Entity should recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (ii) no gain or loss should be recognized by holders of AMID Units as a result of the Merger with respect to such AMID Units held (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).  In rendering such opinions, Locke Lord LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of the AMID Entities and JPE and any of their respective affiliates as to such matters as such counsel may reasonably request.

Section 6.3                                    Conditions to Obligation of JPE to Effect the Merger. The obligation of JPE to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of AMID contained in Section 4.3(a), Section 4.3(c) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of AMID contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of AMID set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “AMID Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, an AMID Material Adverse Effect. JPE shall have received a certificate signed on behalf of AMID by an executive officer of AMID to such effect.

(b)                                 Performance of Obligations of the AMID Entities. The AMID Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and JPE shall have received a certificate signed on behalf of AMID by an executive officer of AMID to such effect.

(c)                                  JPE shall have received an opinion of Latham & Watkins LLP, counsel to JPE, dated as of the Closing Date to the effect that for U.S. federal income tax purposes, except to the extent that the Section 707 Consideration causes the Merger to be treated as a Disguised Sale, holders of Common Units or Subordinated Units (other than Common Units or Subordinated Units held by the ArcLight Affiliates and GP Sub) should not recognize any income or gain as a result of the Merger with respect to such Common Units or Subordinated Units held (other than any gain resulting from (i) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code, or (ii) the receipt of any non-pro rata Merger Consideration); provided that such opinion shall not extend to any holder who acquired Common Units or Subordinated Units from JPE in exchange for property other than cash.  In rendering such opinion, Latham & Watkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of the

AMID Entities and JPE Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

(d)                                 Existing Credit Facility. Contemporaneously with or prior to the Closing, AMID shall (i) have paid or caused to be paid on behalf of JPE, to such account or accounts as designated by the applicable lender or administrative agent in the Payoff Letter and in accordance with the terms thereof, the dollar amount of all indebtedness and any other amounts required to be paid under the Existing Credit Facility in order to fully pay off the Existing Credit Facility or (ii) obtained all required consents from the lenders under the Existing Credit Facility and AMID’s revolving credit facility to permit AMID to maintain the Existing Credit Facility following the Closing.

Section 6.4                                    Frustration of Closing Conditions. None of JPE or any of the AMID Entities may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VII
TERMINATION

Section 7.1                                    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)                                 by the mutual written consent of JPE and AMID duly authorized by each of the JPE GP Board and the AMID GP Board, respectively.

(b)                                 by either of JPE or AMID:

(i)                                     if the Closing shall not have been consummated on or before April 30, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to a party if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under this Agreement or (y) to a party if the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii)                                  if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was due to the failure of such party to perform any of its obligations under this Agreement;

(iii)                               if the JPE Unitholders Meeting shall have concluded and the JPE Unitholder Approval shall not have been obtained; or

(c)                                  by AMID:

(i)                                     if a JPE Adverse Recommendation Change shall have occurred;

(ii)                                  prior to the receipt of the JPE Unitholder Approval, if JPE shall be in Willful Breach of its obligations pursuant to the first three sentences of Section 5.1(b) or Section 5.3, other than in the case where (x) such Willful Breach is a result of an isolated action by a Person that is a Representative of JPE (other than a director or officer of JPE), (y) such Willful Breach was not caused by, or within the Knowledge of, JPE and (z) JPE takes appropriate actions to remedy such Willful Breach upon discovery thereof; provided that AMID shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if AMID is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(iii)                               if JPE shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of JPE set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured by JPE within 30 days following receipt of written notice from AMID of such breach or failure; provided that AMID shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if AMID is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(d)                                 by JPE:

(i)                                     if AMID shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement (or if any of the representations or warranties of AMID set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by AMID within 30 days following receipt of written notice from JPE of such breach or failure; provided, that JPE shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if JPE is then in breach of any of the first three sentences of Section 5.1(b) or Section 5.3 or in material breach of any of its other representations, warranties, covenants or agreements contained in this Agreement; or

(ii)                                  prior to the receipt of the JPE Unitholder Approval, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for a JPE Superior Proposal in accordance with Section 5.3; provided, that JPE shall concurrently with such termination pay to AMID the JPE Termination Fee in accordance with Section 7.3.

Section 7.2                                    Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 5.11, Section 7.2 and Section 7.3 and in the last sentence of Section 5.6(a), and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any AMID Entity or JPE or their respective directors, officers and Affiliates, except (a) JPE and/or AMID may have liability as provided in Section 7.3, and (b) subject to Section 7.3(c), nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any party from liability for fraud or a Willful Breach of any covenant or other agreement contained in this Agreement.

Section 7.3                                    Fees and Expenses.

(a)                                 In the event that (A) a JPE Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the JPE Unitholders Meeting (or, if the JPE Unitholders Meeting shall not have occurred, and such JPE Alternative Proposal shall have not been withdrawn prior to the termination of this Agreement pursuant to Section 7.1(b)(i) [Outside Date]), (B) this Agreement is terminated by JPE or AMID pursuant to Section 7.1(b)(i) [Outside Date] or Section 7.1(b)(iii) [Failed JPE Unitholder Vote], and (C) JPE enters into a definitive agreement with respect to, or consummates, any JPE Alternative Proposal within 12 months after the date this Agreement is terminated (whether or not such JPE Alternative Proposal is the same JPE Alternative Proposal referred to in clause (A)), then JPE shall pay to AMID a termination fee equal to $10.0 million, less any AMID Expenses previously paid by JPE pursuant to Section 7.3(e) (the “JPE Termination Fee”), upon the earlier of the public announcement that JPE has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 7.3(a), the term “JPE Alternative Proposal” shall have the meaning assigned to such term in Section 8.13, except that the references to “25% or more” shall be deemed to be references to “50% or more.”

(b)                                 In the event this Agreement is terminated by JPE pursuant to Section 7.1(d)(iii) [JPE Superior Proposal] or by AMID pursuant to Section 7.1(c)(i) [JPE Adverse Recommendation Change] or Section 7.1(c)(ii) [JPE Willful Breach] (without limiting AMID’s remedies described in Section 8.8), then JPE shall pay to AMID, within two business days after the date of termination, the JPE Termination Fee.

(c)                                  Any payment of the JPE Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by AMID.

(d)                                 In the event that JPE shall fail to pay the JPE Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if JPE shall fail to pay the JPE Termination Fee when due, JPE shall also pay all of AMID’s reasonable costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The JPE Entities acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements the AMID Entities would enter into this Agreement. The parties agree that in the event that JPE pays the JPE Termination Fee to AMID, no JPE Entity shall have any further liability to any AMID Entity of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall JPE be required to pay the JPE Termination Fee on more than one occasion.

(e)                                  Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by (i) either party pursuant to Section 7.1(b)(iii) [Failed JPE Unitholder Vote] (or a termination by JPE pursuant to a different provision of Section 7.1 at a time when this Agreement was terminable pursuant to Section 7.1(b)(iii) [Failed JPE Unitholder Vote]) or (ii) AMID pursuant to Section 7.1(c)(ii) [JPE Willful Breach], then JPE shall promptly, but in no event later than three business days after receipt of an invoice (with supporting documentation) therefor from AMID, pay AMID’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by AMID and its Affiliates in connection with this Agreement and the transactions contemplated hereby (the “AMID Expenses”); provided, however, that in the event of a termination of this Agreement by either party pursuant to Section 7.1(b)(iii) [Failed JPE Unitholder Vote] (or a termination by JPE pursuant to a different provision of Section 7.1 at a time when this Agreement was terminable pursuant to Section 7.1(b)(iii) [Failed JPE Unitholder Vote]), JPE shall pay the AMID Expenses up to a maximum amount of $5 million. In no event shall JPE have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by JPE pursuant to Section 7.1(d)(i) [AMID Uncured Breach].

ARTICLE VIII
MISCELLANEOUS

Section 8.1                                    No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II, Section 5.8, Section 5.11, Section 5.14 and Section 5.19 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Section 5.11, Section 7.2 and Section 7.3, in the last sentence of Section 5.6(a) and this Article VIII shall survive termination of this Agreement. The AMID Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2                                    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the JPE Unitholder Approval by written agreement of the parties hereto; provided, however, that following approval of the Merger and the other transactions contemplated hereunder by the JPE Unitholders, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the JPE Unitholders or AMID Unitholders, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of JPE or the JPE GP Board or of AMID or the AMID GP Board is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the JPE GP Board and AMID GP Board, as applicable.

Section 8.3                                    Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto,

(b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by any JPE Entity or any AMID Entity in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4                                    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties except that (a) AMID may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of AMID, but no such assignment shall relieve AMID of any of its obligations hereunder and (b) JPE may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of JPE, but no such assignment shall relieve JPE of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5                                    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6                                    Entire Agreement; No Third-Party Beneficiaries. This Agreement, the GP Merger Agreement, the Support Agreements, the AMID Partnership Agreement Amendment, the JPE Disclosure Schedule, the AMID Disclosure Schedule and the AMID Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8, Section 5.19(a) and Section 8.12 and (ii) the right of the JPE Unitholders to receive the Merger Consideration after the Closing (a claim by the JPE Unitholders with respect to which may not be made unless and until the Closing shall have occurred) and the right of holders of equity awards to receive the Merger Consideration to which they are entitled pursuant to this Agreement after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.7                                    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)                                 Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)                                  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8                                    Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties agree that in the event that AMID receives the JPE Termination Fee, AMID may not seek any award of specific performance under this Section 8.8.

Section 8.9                                    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or electronic transmission, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the AMID Entities, to:

American Midstream Partners, LP

2103 CityWest Blvd.

Houston, Texas 77042

Fax No.: (713) 278-8870

Attn:                    Regina Gregory, Senior Vice President, General

                        Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

Fax No.: (713) 546-5401

Attn:                    H. William Swanstrom

Gregory C. Hill

and to:

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

Fax No.: (832) 397-8044

Attn:                    Alan Baden

Jeremiah Mayfield

If to the JPE Entities, to:

600 E. Las Colinas Blvd., Suite 2000
Irving, TX  75039

Attn:  J. Patrick Barley, President and CEO
Email:  jpbarley@jpep.com

and to:

JP Energy Partners LP

1201 Louisiana St., Suite 3310

Houston, Texas 77002

Attn: Brad Grounds, Senior Vice President — Legal Affairs and Corporate Secretary
Email: bgrounds@jpep.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Fax No.: (713) 546-5401

Attn:                  Ryan J. Maierson

John M. Greer

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10                             Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11                             Interpretation.

(a)                                 When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this

Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.12                             Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 8.13                             Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, JPE and its Subsidiaries shall not be considered Affiliates of AMID or any of AMID’s other Affiliates, nor shall AMID or any of AMID’s Affiliates be considered Affiliates of JPE or its Subsidiaries.

“AMID Charter Documents” means, collectively, the certificate of limited partnership of AMID, and the Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP dated as of April 25, 2016, as amended or supplemented from time to time.

“AMID GP Charter Documents” means, collectively, the certificate of formation of AMID GP, and the Third Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC, as amended or supplemented from time to time.

“AMID Incentive Distribution Right” has the meaning set forth in the AMID Partnership Agreement.

“AMID Joint Ventures” means each entity listed on Section 8.13 of the AMID Disclosure Schedule; provided, that with respect to any reference in this Agreement to AMID causing any AMID Joint Venture to take any action, such reference shall only require AMID to cause such AMID Joint Venture to take such action to the maximum extent permitted by the organizational documents and governance arrangements of such AMID Joint Venture and, to the extent applicable, its fiduciary duties in relation to such AMID Joint Venture.

“AMID Limited Partner” means a “Limited Partner” as defined in the AMID Partnership Agreement.

“AMID Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, as amended or supplemented from time to time.

“AMID Partnership Agreement Amendment” has the meaning set forth in the Recitals.

“AMID Partnership Interest” means “Partnership Interest” as defined in the AMID Partnership Agreement.

“AMID Unit” means a “Common Unit” as defined in the AMID Partnership Agreement.

“AMID Unitholders” means the holders of AMID Units.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“ArcLight” means ArcLight Energy Partners Fund V, L.P.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Common Unit” means a JPE Security representing a fractional part of the JPE Partnership Interests of all JPE Limited Partners and assignees, and having the rights and obligations specified with respect to Common Units in the JPE Partnership Agreement. The term “Common Unit” does not refer to a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms of the JPE Partnership Agreement.

“Common Unitholders” mean the holders of the Common Units.

“Covered Units” means any JPE Limited Partner Interests that a party to a Support Agreement owns beneficially or of record on or after the date hereof.

“Distribution Support and Expense Reimbursement Agreement” means that certain Distribution Support and Expense Reimbursement Agreement dated as of the date hereof by and among AMID, AMID GP, and Magnolia Infrastructure Holdings, LLC.

“DLLCA” mean the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Environmental Permit” means all Permits required under Environmental Laws.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed at the relevant time to be a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, tribal, foreign or multinational.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“JPE Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than AMID, its Subsidiaries, and their Affiliates, including but not limited to, the ArcLight Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of JPE and its Subsidiaries (including securities of Subsidiaries) equal to 25% or more of JPE’s consolidated assets or to which 25% or more of JPE’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of any class of equity securities of JPE, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of any class of equity securities of JPE or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving JPE which is structured to permit any Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 25% of JPE’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby.

“JPE Changed Circumstance” means a material event, circumstance, change or development, in each case that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known to the JPE GP Board; provided, however, that in no event shall the receipt, existence or terms of a JPE Alternative Proposal or any matter relating thereto or consequence thereof constitute a JPE Changed Circumstance.

“JPE Equity Plans” means any plans or arrangements of JPE providing for the compensatory grant of awards of Common Units or awards denominated, in whole or in part, in Common Units, or options or unit appreciation rights or similar awards relating to Common Units, including the 2014 Long-Term Incentive Plan.

“JPE General Partner Interest” means the “General Partner Interest” as defined in the JPE Partnership Agreement.

“JPE GP Charter Documents” means, collectively, the certificate of formation of JPE GP, and the Second Amended and Restated Operating Agreement of JPE GP, as amended or supplemented from time to time.

“JPE Incentive Distribution Right” means “Incentive Distribution Right” as defined in the JPE Partnership Agreement.

“JPE Limited Partner” means “Limited Partner” as defined in the JPE Partnership Agreement.

“JPE Limited Partner Interest” means “Limited Partner Interest” as defined in the JPE Partnership Agreement.

“JPE Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of JP Energy Partners LP, as amended or supplemented from time to time.

“JPE Partnership Interest” means an interest in JPE, which shall include the JPE General Partner Interest and JPE Limited Partner Interests.

“JPE Security” means any class or series of equity interest in JPE (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in JPE), including without limitation, Common Units and Subordinated Units, which are separate classes of JPE Partnership Interests.

“JPE Superior Proposal” means a bona fide unsolicited written offer, obtained after the date of this Agreement and not in breach of Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, 50% or more of the outstanding equity securities of JPE or 50% or more of the assets of JPE and its Subsidiaries on a consolidated basis, made by any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than AMID, its Subsidiaries, and their Affiliates, including but not limited to, the ArcLight Affiliates, which is on terms and conditions which the JPE GP Board determines in its good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to the JPE Unitholders (in their capacity as JPE Unitholders) from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by AMID in writing.

“JPE Unitholder” means the Common Unitholders and the Subordinated Unitholders.

“Knowledge” (i) when used with respect to JPE, means the actual knowledge of those individuals listed on Section 8.13 of the JPE Disclosure Schedule and (ii) when used with respect to AMID, means the actual knowledge of those individuals listed on Section 8.13 of the AMID Disclosure Schedule.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the parties’ obligations under Section 5.5) (provided that the exception in this clause (ii) shall not be deemed to apply to references to “JPE Material Adverse Effect” or “AMID Material Adverse Effect” in Section 3.3(b) or Section 4.4, as applicable, and to the extent related thereto, Section 6.2(a) and Section 6.3(a)); (iii) any change in the market price or trading volume of the limited partnership interests or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or coal or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Outstanding” shall have the meaning assigned to such term in the JPE Partnership Agreement.

“Permit” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Phantom Unit” means an award of phantom units granted under a JPE Equity Plan.

“Risk Management Policy” means the Risk Management Policy of JPE or AMID, as applicable, as adopted by the JPE GP Board or the AMID GP Board, and in effect on the date of this Agreement; provided, that the Risk Management Policy may only be amended or modified after the date of this Agreement by such Board or a committee thereof with the prior written consent of the counter-Party.

“SEC” means the Securities and Exchange Commission.

“Series A Unit” means a Series A Preferred Unit as defined in the AMID Partnership Agreement.

“Series C Unit” means a Series C Convertible Preferred Unit as defined in the AMID Partnership Agreement.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Subordinated Unit” means a Subordinated Unit as defined in the JPE Partnership Agreement.

“Subordinated Unitholders” mean the holders of the Subordinated Units.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests or, in the case of a limited liability company, the member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. For purposes of Article IV, when used with respect to AMID, the term “Subsidiary” shall include the AMID Joint Ventures.

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, margin, profits, net proceeds, alternative or add-on minimum, inventory, goods and services, capital stock, license, registration, leasing, user, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, property, unclaimed property, fuel, excess profits, premium, windfall profit, deficiency and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party (or (x) in the case of Section 5.3 with respect to JPE, the consequence of an act or omission of a Subsidiary of JPE, or of a Representative of JPE at the direction of JPE) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

[signature pages follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AMID:

AMERICAN MIDSTREAM PARTNERS, LP

By: American Midstream GP, LLC,
Its general partner

By:	/s/ Lynn L. Bourdon III
Name: Lynn L. Bourdon III
Title: Chairman, President and Chief Executive Officer

AMID GP:

AMERICAN MIDSTREAM GP, LLC.

By:	/s/ Lynn L. Bourdon III
Name: Lynn L. Bourdon III
Title: Chairman, President and Chief Executive Officer

AMID MERGER SUB:

ARGO MERGER SUB, LLC

By: American Midstream Partners, LP, its sole member

By: American Midstream GP, LLC,
its general partner

By:	/s/ Lyn L. Bourdon III
Name: Lynn L. Bourdon III
Title: Chairman, President and Chief Executive Officer

GP SUB:

ARGO MERGER GP SUB, LLC

By: American Midstream Partners, LP, its sole member

By: American Midstream GP, LLC,
its general partner

By:	/s/ Lynn L. Bourdon III
Name: Lynn L. Bourdon III
Title: Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger (LP)]

JPE:

JP ENERGY PARTNERS LP

By: JP ENERGY GP II LLC
Its general partner

By:	/s/ J. Patrick Barley
Name:	J. Patrick Barley
Title:	President and Chief Executive
Officer

JPE GP:

JP ENERGY GP II LLC

By:	/s/ J. Patrick Barley
Name:	J. Patrick Barley
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger (LP)]